Asset Purchase Agreement

by and among

CIT Group Inc.

and

MILPI Holdings, LLC,
Rail Investors I LLC,
Rail Investors II LLC,
Transportation Equipment-PLM, LLC,
PLM Investment Management, Inc.,
PLM Transportation Equipment Corporation
PLM Equipment Growth Fund V,
PLM Equipment Growth Fund VI,
PLM Equipment Growth & Income Fund VII,
Professional Lease Management Income Fund I, LLC,
PLM Equipment Growth Fund Canada Limited,
PLM Investment Fund LLC,
PLM Rail Partners, LLC,
PLM Rail V, LLC, and
Acquisub, LLC

Dated as of August 4, 2005

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of August 4, 2005 (the "Agreement"), is entered into by and among CIT Group Inc., a Delaware corporation ("Purchaser"), and MILPI Holdings, LLC, a Delaware limited liability company ("MILPI"), Rail Investors I LLC, a Delaware limited liability company ("Rail I"), Rail Investors II LLC, a Delaware limited liability company ("Rail II"), Transportation Equipment-PLM, LLC, a Delaware limited liability company ("TE-PLM"), PLM Investment Management, Inc., a California corporation ("PLM Investment Management"), PLM Transportation Equipment Corporation, a California corporation ("PLM Transportation"), PLM Equipment Growth Fund V, a California limited partnership ("Fund V"), PLM Equipment Growth Fund VI, a California limited partnership ("Fund VI"), PLM Equipment Growth & Income Fund VII, a California limited partnership ("Fund VII"), Professional Lease Management Income Fund I, LLC, a Delaware limited liability company ("Fund I"), PLM Equipment Growth Fund Canada Limited, a company incorporated in Alberta, Canada ("EGF Canada"), PLM Investment Fund LLC, a Delaware limited liability company ("Investment Fund"), PLM Rail Partners, LLC, a Delaware limited liability company ("Rail Partners"), PLM Rail V, LLC, a Delaware limited liability company ("Rail V") and Acquisub, LLC, a Delaware limited liability company ("Acquisub" and, collectively with MILPI, Rail I, Rail II, TE-PLM, PLM Investment Management, PLM Transportation, Fund V, Fund VI, Fund VII, Fund I, EGF Canada, Investment Fund, Rail Partners and Rail V, the "Sellers").

WHEREAS, Sellers own a portfolio of railcar assets and provide related services under the trade name PLM Rail (the "Business"); and

WHEREAS, Purchaser desires to purchase and acquire, and Sellers desire to sell and convey to Purchaser, certain assets relating to the Business, and Purchaser is willing to assume, and Sellers desire to assign and delegate to Purchaser, certain liabilities associated therewith, all in the manner and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, Purchaser and Sellers do hereby agree as follows:

  DEFINITIONS

  Capitalized terms used in this Agreement shall have the following meanings:

  "AAR" shall mean the Association of American Railroads.

  "Acquisition Proposal" shall have the meaning given to such term in Section 8.3(b).

  "Acquisition Transaction" shall have the meaning given to such term in Section 8.3(a).

  "Acquisub" shall have the meaning given to such term in the preamble to this Agreement.

  "Advance Payment" shall mean, in respect of any LILO Sublease Contract, Owned Car Lease Contract or other Assigned Contract, the portion of any rent, unapplied cash or other amount paid to or for the account of any Seller prior to the Closing Date that is allocable to any period commencing on or after the Closing Date (any such allocation to be done ratably between the period prior to the Closing Date and the period commencing on or after the Closing Date based on the number of days covered by such rent, unapplied cash or other amount).

  "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through ownership of voting securities, by contract or otherwise.

  "Agreement" shall mean this Asset Purchase Agreement, including the exhibits and schedules attached hereto and made a part hereof, as the same may be supplemented or amended from time to time in accordance with the provisions hereof.

  "ARI Agreement" shall mean that certain Fleet Services Agreement, dated April 26, 2005, but effective September 1, 2003, by and between American Railcar Industries, Inc. and PLM Transportation, as amended, modified or supplemented by that certain Rider No. 1-1, dated April 26, 2005, but effective September 1, 2003, and that certain Rider No. 2-1, dated April 26, 2005, but effective September 1, 2003.

  "Assigned Contracts" shall mean, collectively, the LILO Contracts, the LILO Sublease Contracts, the Management Contracts, the Owned Car Lease Contracts, the Rail Car Purchase Orders, the ARI Agreement and the economic interests of the master lessor and the master lessee under each Master Lease.

  "Assumed Liabilities" shall mean all liabilities and obligations of Sellers and their Affiliates with respect to, arising out of or relating to: (i) the ownership, possession or use of the Purchased Assets to the extent arising on or after the Closing Date; (ii) the ownership, possession or use of the Owned Cars, the LILO Cars and the Managed Cars to the extent arising on or after the Closing Date; (iii) the ownership, possession or use of the LILO Contracts to the extent arising on or after the Closing Date, including without limitation any lease or rent payments required to be made under the LILO Contracts to the extent not due and payable prior to the Closing Date regardless of the date of any invoice with respect to such payments; (iv) the ownership, possession or use of the LILO Sublease Contracts to the extent arising on or after the Closing Date; (v) the ownership, possession or use of the Owned Car Lease Contracts to the extent arising on or after the Closing Date; (vi) the ownership, possession or use of the Rail Car Purchase Orders, and any Rail Cars covered thereby, to the extent arising on or after the Closing Date; (vii) the ownership, possession or use of the ARI Agreement to the extent arising on or after the Closing Date; (viii) the ownership, possession or use of the Management Contracts to the extent arising on or after the Closing Date; (ix) accounts payable related to the LILO Contracts, the Owned Car Lease Contracts and the Management Contracts to the extent arising on or after the Closing Date; (x) any obligations as a lessor or sublessor to any Obligor under any LILO Sublease Contracts or Owned Car Lease Contracts to the extent arising on or after the Closing Date; (xi) the ownership, possession or use of the Rail Marks and Computer Software used in connection with the Purchased Assets or the Business, and any copyrights relating to the foregoing, to the extent arising on or after the Closing Date; (xii) Maintenance Expenses with respect to any maintenance, improvement, alteration or running repair completed after the Closing Date regardless of the start date of any such maintenance or running repair ; provided that, in the case of any such maintenance, improvement, alteration or running repair for any Owned Car that was authorized by Sellers prior to the Closing Date and as to which Maintenance Expenses are reasonably expected to exceed $2,000.00 in the aggregate, such Maintenance Expenses are identified on Schedule 5.19 hereto or any update to such schedule delivered to Purchaser at or prior to the Closing pursuant to Section 5.19; (xiii) Freight Charges to the extent the waybill with respect to such Freight Charges is dated on or after the Closing Date; (xiv) Mileage Equalization for periods subsequent to December 31, 2004; (xv) the Calgary Lease to the extent arising on or after the date of assignment thereof to Purchaser or any of its Affiliates in accordance with Section 5.23 hereof; and (xvi) the ownership, possession or use of the Master Leases to the extent arising on or after the Closing Date. Assumed Liabilities shall not include any other liabilities or obligations of Sellers or their Affiliates, including, without limitation, Excluded Liabilities.

  "Assumed Value" shall mean, with respect to any Owned Car that is not purchased by Purchaser at the Closing in accordance with Section 2.4(a) hereof, the cash replacement value thereof determined in accordance with AAR Rule 107.

  "Authorization" shall mean any consent, license, permit, grant, authorization or approval of any Governmental Entity that is used in or necessary to the ownership, use, lease or operation of any of the Purchased Assets, or the sale, assignment or transfer of the Purchased Assets as provided in this Agreement.

  "Bankruptcy Exception" shall mean, in respect of any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract or commitment, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

  "Books and Records" means the books and records of Sellers to the extent specifically relating to any or all of the Purchased Assets and the Assumed Liabilities.

  "Business" shall have the meaning given to such term in the first recital to this Agreement.

  "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

  "Calgary Lease" shall have the meaning given to such term in Section 5.23 hereof.

  "Casualty Occurrence" shall have the meaning given to such term in Section 2.4(c) hereof.

  "Casualty Proceeds" shall have the meaning given to such term in Section 2.4(a) hereof.

  "Closing" shall mean the consummation of the transactions contemplated hereby pursuant to the terms of this Agreement.

  "Closing Date" shall mean the date on which the Closing shall occur.

  "Closing Date Data Tape" shall mean the Data Tape as of the close of business on the Business Day immediately preceding the Closing Date.

  "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor law.

  "Computer Software" shall mean all computer software (including object code and source code and documentation related thereto) and related Know-How owned by or licensed to any of the Sellers and used in connection with the Business.

  "Competitive Business" shall have the meaning given to such term in Section 8.1 hereof.

  "Conveyance Taxes" shall mean Sales Taxes and all use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

  "Cypress Management Contract" shall mean any Management Contract to which Cypress Canada Management, Inc., Cypress Canada Management IV, Inc., Cypress Tankcar Leasing II, LLC, Cypress Tankcar III, LLC, or Cypress Tankcar Leasing IV, LLC is a party, in each case as indicated on Schedule 1.7 hereto.

  "Cypress Monthly Payment" shall mean the aggregate amount of all management fees, expense reimbursements and other amounts that are payable to Sellers or their Affiliates under any Cypress Management Contract for the month in which the Closing shall occur.

  "Damages" shall mean any and all losses, claims, damages, liabilities, obligations, judgments, Taxes, equitable relief granted, settlements, awards (including back pay awards), demands, offsets, defenses, counterclaims, actions or proceedings, reasonable out-of-pocket costs, reasonable expenses and reasonable legal or attorneys’ fees (including any such reasonable costs, reasonable expenses and reasonable legal or attorneys’ fees incurred in enforcing any right of indemnification against any Indemnitor or with respect to any appeal), interest and penalties, if any.

  "Data Tape" shall mean, as of any date, an electronic data storage disk prepared by Sellers from their management information systems setting forth, as of such date, information of the type set forth or described on Schedule 3.12 hereto with respect to the Purchased Assets.

  "Document Files" shall have the meaning given to such term in Section 3.11 hereof.

  "Domain Name" shall mean the domain name "plm.com".

  "EGF Canada" shall have the meaning given to such term in the preamble to this Agreement.

  "Employee Benefit Plan" shall have the meaning given to such term in Section 3.14 hereof.

  "Encumbrance" shall mean any title defect, conflicting or adverse claim of ownership, mortgage, hypothecation, security interest, lien, Uniform Commercial Code financing statement or similar filing (whether or not otherwise constituting a security interest or any other encumbrance), pledge, claim, right of first refusal, option, charge, covenant, reservation, lease, order, decree, judgment, stipulation, settlement, attachment, restriction, objection or any other encumbrance of any nature whatsoever, whether or not perfected.

  "Environmental Costs and Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Action, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, but not limited to, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, or criminal or civil statute, including any thereof arising under any Environmental Law, Environmental Permit, or order or agreement with any Governmental Entity or other Person, which relate to any environmental, health or safety condition or a Release or threatened Release.

  "Environmental Law" means any applicable federal, state, provincial, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other legal requirement relating to the environment, natural resources, or public or employee health and safety.

  "Environmental Permit" shall mean, with respect to Sellers, all Authorizations required by Environmental Law to use the Purchased Assets.

  "ERISA" shall have the meaning given to such term in Section 3.14 hereof.

  "Excluded Assets" shall mean all assets of the Sellers and their subsidiaries and Affiliates except for the Purchased Assets. Excluded Assets shall include, without limitation: (i) all cash and cash equivalents held by Sellers or their Affiliates or otherwise for the account of Sellers or their Affiliates (other than security deposits held by Sellers or any of their Affiliates pursuant to any LILO Sublease Contract, Management Contract, Owned Car Lease Contract or Rail Car Purchase Order or the ARI Agreement); (ii) all accounts receivable of Sellers or their Affiliates (other than accounts receivable in respect of amounts payable under the Assigned Contracts to the extent allocable to periods commencing on and after the Closing Date); (iii) all Intellectual Property (other than (A) the Rail Marks, (B) Computer Software and Know-How used in connection with the Purchased Assets or the Business, and (C) any copyrights relating to the foregoing); (iv) all MILPI Guarantee Obligations; (v) any and all amounts collectible or receivable from any Obligor under any Owned Car Lease Contract or LILO Sublease Contract with respect to Mileage Equalization Charges that are Excluded Liabilities; and (vi) the assets listed on Schedule 2.1(b) hereto.

  "Excluded Liabilities" shall mean any liability or obligation (whether known or unknown, contingent or absolute, or arising before, on or after the Closing Date) of Sellers and their Affiliates other than the Assumed Liabilities. Excluded Liabilities shall include, without limitation: (i) any Environmental Costs and Liabilities to the extent arising from, related to or otherwise attributable to (A) the operation by Sellers or any of their Affiliates, or any other Person, of any Purchased Assets or any real property owned, operated or leased by Sellers or any of their Affiliates prior to the Closing Date, including, without limitation, noncompliance with or liability under Environmental Law and Remedial Action obligations, (B) any Excluded Asset or (C) the operations of Sellers or any of their Affiliates after the Closing Date; (ii) any liability or obligation of Sellers or any Affiliate thereof under this Agreement; (iii) any liability or obligation of Sellers or any Affiliate thereof under any agreements, contracts, commitments or guaranties in respect of any indebtedness for borrowed money; (iv) any liability or obligation with respect to any current or former employee of Sellers or related to any Employee Benefit Plans of Sellers; (v) (A) any liability or obligation of Sellers or any Affiliate thereof to the extent relating to Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes, (B) any liability or obligation of Sellers or any Affiliate thereof to the extent relating to any Taxes imposed on or with respect to Sellers or any such Affiliate other than with respect to the Purchased Assets or the Assumed Liabilities, (C) any liability or obligation for Taxes with respect to the Business, the Purchased Assets or the Assumed Liabilities for all taxable periods, or portions thereof, ending on or prior to the Closing Date and (D) any liability or obligation of Sellers for Taxes allocable to Sellers pursuant to Section 2.6 hereof; (vi) any contractual liabilities or obligations of Sellers other than contractual liabilities or obligations arising under the terms of the Assigned Contracts; (vii) any liabilities or obligations arising by reason of a breach, default or other act or omission by Sellers prior to the Closing Date; (viii) any tort or other similar liabilities with respect to, arising out of or relating to any act or omission prior to the Closing Date; (ix) any liability of Sellers to the extent arising from, related to or otherwise attributable to any Excluded Asset; (x) Maintenance Expenses with respect to any maintenance, improvement, alteration or running repair completed on or prior to the Closing Date or otherwise not constituting Assumed Liabilities in accordance with clause (xii) of the definition thereof; (xi) Freight Charges to the extent the waybill with respect to such Freight Charges is dated prior to the Closing Date; (xii) Mileage Equalization Charges to the extent assessed for any period prior to January 1, 2005; and (xiii) any liability or obligation of Sellers under any Managed Car Lease Contracts.

  "Freight Charges" shall mean fees and expenses of any type or character payable in connection with the transportation or delivery of Rail Cars.

  "Fund I" shall have the meaning given to such term in the preamble to this Agreement.

  "Fund V" shall have the meaning given to such term in the preamble to this Agreement.

  "Fund VI" shall have the meaning given to such term in the preamble to this Agreement.

  "Fund VII" shall have the meaning given to such term in the preamble to this Agreement.

  "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States consistently applied.

  "Governmental Entity" shall mean a federal, state, provincial, local, county or municipal government, governmental, quasi-governmental, regulatory or administrative agency, department, commission, board, bureau, court or other authority or instrumentality, domestic or foreign.

  "Hazardous Material" shall mean any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Indemnification Event" shall mean any event, action, proceeding or claim for which a Person is entitled to indemnification under this Agreement.

  "Indemnitor" shall mean the indemnifying person in the case of any obligation to indemnify pursuant to the terms of this Agreement.

  "Intellectual Property" shall mean, collectively, all United States and foreign registered, unregistered and pending (i) PLM Marks, (ii) Computer Software, (iii) copyrights (including, without limitation, those in Computer Software and Know-How, and all registrations and applications therefor), (iv) Know-How and (v) the Domain Name, in each case which are used by Sellers or their Affiliates in connection with or related to the Business.

  "Investment Fund" shall have the meaning given to such term in the preamble to this Agreement.

  "IP-20 Rail Cars" shall have the meaning given to such term in Section 5.20 hereof.

  "IP-20 Sale Agreement" shall have the meaning given to such term in Section 5.20 hereof.

  "IRS" shall mean the United States Internal Revenue Service.

  "Know-How" shall mean the trade secrets, know-how, data and other confidential and proprietary technical, business and other information primarily used by Sellers in connection with or relating to the Business.

  "LILO Cars" shall mean the Rail Cars leased or rented by any Seller pursuant to a LILO Contract that are described and listed on Schedule 1.1 hereto.

  "LILO Contract" shall mean any lease agreement or rental agreement and any master lease or master rental agreement with respect to LILO Cars (together will all schedules, supplements, and addenda relative to any of the foregoing) that evidences the payment obligations of any Seller to the owner or lessor of the LILO Cars, in each case as specifically set forth on Schedule 1.2 hereto.

  "LILO Sublease Contract" shall mean any lease agreement or rental agreement and any master lease or master rental agreement with respect to LILO Cars (together will all schedules, supplements, and addenda relative to any of the foregoing) that evidences the payment obligations of an Obligor to any Seller as the lessor or sublessor of the LILO Cars, in each case as specifically set forth on Schedule 1.3 hereto.

  "Maintenance Expenses" shall mean fees and expenses of any type or character payable for maintenance, improvements, alterations and running repairs with respect to any Owned Car.

  "Maintenance Reserves" shall mean, in respect of any LILO Contract, any security deposit or other payment made by Sellers or any of their Affiliates as collateral or security, or any cash deposits or cash reserves paid by Sellers or any of their Affiliates for repair and maintenance of the LILO Cars, in each case to the extent existing immediately prior to the Closing Date in respect of such LILO Contract and listed on Schedule 1.4 hereto.

  "Managed Car Lease Contract" shall mean any lease agreement or rental agreement and any master lease or master rental agreement with respect to Managed Cars (together with all schedules, supplements, and addenda relative to any of the foregoing) that evidences the payment obligation of a lessee to any party to a Management Contract as the owner or lessor of the Managed Cars and that was entered into by any Seller as agent or otherwise on behalf of such owner or lessor, in each case as described on Schedule 1.5 hereto.

  "Managed Cars" shall mean the Rail Cars leased, rented or managed by any Seller or any of their respective Affiliates, or for which any Seller or any of their respective Affiliates acts as agent, pursuant to a Management Contract that are described and listed on Schedule 1.6 hereto.

  "Management Contract" shall mean any management contract or other agreement pursuant to which any Seller provides leasing and asset management services to the owners and users of Rail Cars in return for a management or similar fee, in each case as specifically set forth on Schedule 1.7 hereto.

  "Master Lease" shall have the meaning given to such term in Section 3.10(h) hereof.

  "Material Adverse Effect" shall mean any state of facts, events, changes or effects that is materially adverse to or materially impairs (i) the ownership, collection, enforcement, value or administration of the Purchased Assets taken as a whole, other than (A) changes in economic or business conditions generally applicable to the United States and global economies, (B) changes in laws and regulations impacting the rail industry generally, or (C) changes or effects resulting from the execution or announcement of this Agreement; or (ii) the ability of any party hereto to perform its obligations under this Agreement.

  "Mileage Equalization Charges" shall mean fees and charges of any type and character that are assessed by a railroad for the transportation or movement of any empty Rail Car along any privately owned railway.

  "MILPI" shall have the meaning given to such term in the preamble to this Agreement.

  "MILPI Guarantee Obligations" shall mean all guarantee obligations of MILPI and its Affiliates as guarantor(s) under or pursuant to a Management Contract.

  "Multiemployer Plan" shall have the meaning given to such term in Section 3.14 hereof.

  "New Cars" shall have the meaning given to such term in Section 2.1(a) hereof.

  "Obligor" shall mean any Person that is an obligor or lessee under any LILO Sublease Contract or Owned Car Lease Contract.

  "Owned Cars" shall mean the Rail Cars owned by Sellers that are described and listed on Schedule 1.8 hereto and any New Cars delivered to Sellers on or prior to the Closing Date pursuant to any Rail Car Purchase Order.

  "Owned Car Lease Contract" shall mean any lease agreement or rental agreement and any master lease or master rental agreement with respect to Owned Cars (together will all schedules, supplements, and addenda relative to any of the foregoing) that evidences the payment obligations of an Obligor to any of Sellers or their Affiliates as the owner or lessor of the Owned Cars, in each case as specifically set forth on Schedule 1.9 hereto.

  "Partial Casualty Occurrence" shall have the meaning given to such term in Section 2.4(c) hereof.

  "Permitted Encumbrance" shall mean (i) any Encumbrance for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been provided in the Books and Records in accordance with GAAP, (ii) any Encumbrance resulting from the interest of an Obligor as lessee under any Owned Car Lease Contract, or (iii) any Encumbrance that is specifically permitted in accordance with the terms of any Assigned Contract other than Encumbrances securing (A) indebtedness for borrowed money or other credit accommodations or (B) the performance of any obligation other than an obligation arising under such Assigned Contract.

  "Person" shall mean any individual, partnership, corporation, trust, limited liability company, joint venture, unincorporated organization, government or department or agency thereof and any other entity.

  "PLM Investment Management" shall have the meaning given to such term in the preamble to this Agreement.

  "PLM Marks" shall mean the name "PLM" and any other trade names, trademarks, service marks, trade dress, logos, symbols, slogans and other source identifiers set forth on Schedule 1.10 hereto, together with the goodwill symbolized thereby.

  "PLM Railcar" shall have the meaning given to such term in Section 5.23 hereof.

  "PLM Transportation" shall have the meaning given to such term in the preamble to this Agreement.

  "Potential Acquirer" shall have the meaning given to such term in Section 8.3(b).

  "Proceedings" shall mean any civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending (including, but not limited to, any counterclaim).

  "Property" shall mean all property and assets of whatever nature, including, but not limited, to personal property, whether tangible or intangible, and whether leased or owned, and claims, rights and chooses in action.

  "Purchase Price" shall mean the amount to be paid by Purchaser to Sellers in accordance with Section 2.2(a) hereof.

  "Purchased Assets" shall mean, subject to any changes or adjustments expressly permitted by this Agreement:

        all Owned Cars;

        all LILO Contracts;

        all LILO Sublease Contracts;

        all Owned Car Lease Contracts;

        all Rail Car Purchase Orders and any Rail Cars covered thereby;

        all Management Contracts and the interests of Sellers (if any) as agent for the owner of any Managed Cars under any Managed Car Lease Contracts;

        the ARI Agreement;

        all Rail Marks and, to the extent transferable, all Computer Software and Know-How used in connection with the Business, and any copyrights related to the foregoing;

        the Document Files;

        copies of all Books and Records;

        all Advance Payments;

        to the extent transferable, all rights under manufacturers’ and vendors’ warranties and similar rights to the extent relating to any Purchased Asset and all similar rights against third parties to the extent relating to any Purchased Asset;

        all of Sellers’ rights under or in respect of the Assigned Contracts;

        all Casualty Proceeds payable with respect to any Purchased Asset;

        all payments and rights to payment under or in respect of any Purchased Asset, and all security therefor, guaranties thereof, and proceeds therefrom, to the extent allocable to periods commencing on and after the Closing Date;

        to the extent in existence as of the Closing Date, all of Sellers’ rights under or in respect of the IP-20 Sale Agreement;

        the economic interests of the master lessor and the master lessee under each Master Lease; and

        all goodwill associated with the Business.

  "Purchaser" shall have the meaning given to such term in the preamble to this Agreement.

  "Purchaser Indemnified Parties" shall have the meaning given to such term in Section 9.1 hereof.

  "Purchaser Related Documents" shall have the meaning given to such term in Section 9.3 hereof.

  "Rail I" shall have the meaning given to such term in the preamble to this Agreement.

  "Rail II" shall have the meaning given to such term in the preamble to this Agreement.

  "Rail V" shall have the meaning given to such term in the preamble to this Agreement.

  "Rail Car Purchase Orders" shall mean the purchase orders, vendor invoices, letter agreements, or installment or conditional sales agreements, letters, memoranda or other writings, together with all schedules, supplements and addenda relative to any of the foregoing (including any assignment, assumption, renewal or novation, or delivery and acceptance certificates), relating to the purchase of new Rail Cars by any Seller, in each case as specifically set forth on Schedule 1.11 hereto.

  "Rail Cars" shall mean any railroad cars, including without limitation general service tank cars, pressure tank cars and specialized freight cars, and all ancillary components and equipment for such railroad cars.

  "Rail Marks" shall mean the name "PLM Rail" together with the goodwill symbolized thereby and all of the Rail Car reporting marks listed on Schedule 1.12 hereto.

  "Rail Partners" shall have the meaning given to such term in the preamble to this Agreement.

  "Release" means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Material through or in the air, soil, surface water, ground water or property.

  "Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

  "Replacement Credit Support Arrangements" shall have the meaning given to such term in Section 5.14(a) hereof.

  "Restricted Period" shall have the meaning given to such term in Section 8.1 hereof.

  "Sales Taxes" shall mean all Taxes imposed on the sale of property and calculated as a percentage of the purchase price for the transferred property.

  "Scheduled Employee" shall mean each of the employees of Sellers listed on Schedule 1.13 hereto.

  "Sellers" shall have the meaning given to such term in the preamble to this Agreement.

  "Sellers Claims" shall have the meaning given to such term in Section 5.8 hereof.

  "Sellers Disclosure Schedules" shall have the meaning given to such term in Article III hereof.

  "Sellers Indemnified Parties" shall have the meaning given to such term in Section 9.3 hereof.

  "Sellers Insurance Policies" shall have the meaning given to such term in Section 5.8 hereof.

  "Sellers Related Documents" shall have the meaning given to such term in Section 9.1 hereof.

  "Sellers’ Knowledge" or any similar expression shall mean the actual knowledge of the following employees of Sellers or their Affiliates: James A. Coyne; Todd Emro; and Mike Clayton.

  "State and Local Governmental Entity" shall mean a state, province, territory or possession of the United States, or fully constituted political subdivision or agency of any of the foregoing, or the District of Columbia.

  "Superior Proposal" shall have the meaning given to such term in Section 8.3(b).

  "Tax" (and, in the plural, "Taxes") shall mean any domestic or foreign federal, state, provincial or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or penalty, addition to Tax or additional amount imposed with respect thereto or any Tax Return, whether payable by reason of contract, assumption, transferee liability, operation of law or otherwise (including, but not limited to, any income, net income, gross income, receipts, windfall profit, severance, property, inventory and merchandise, business privilege, production, sales, use, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, federal highway use, commercial rent or environmental tax).

  "Tax Return" shall mean any return, report, election, form or other statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, unitary or consolidated returns for any group of entities that includes the Sellers or their Affiliates.

  "TE-PLM" shall have the meaning given to such term in the preamble to this Agreement.

  "Threshold Amount" shall have the meaning given to such term in Section 9.5(b) hereof.

  "Transition Services Agreement" shall have the meaning given to such term in Section 5.11 hereof.

  PURCHASED ASSETS; PURCHASE PRICE; CLOSING

    Purchased Assets; Assumed Liabilities

    .

      Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase and acquire from Sellers, and Sellers shall sell, assign, transfer, convey and deliver to Purchaser, the Purchased Assets and all of Sellers’ right, title and interest therein, in each case free and clear of all Encumbrances other than Permitted Encumbrances. For the avoidance of doubt, any Rail Cars delivered to Sellers on or prior to the Closing Date pursuant to a Rail Car Purchase Order (collectively, "New Cars") shall be considered "Owned Cars" and shall be deemed "Purchased Assets" at the Closing for all purposes of this Agreement.

      EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) SELLERS HAVE NEITHER HERETOFORE MADE, NOR DO THEY MAKE BY ANY OTHER AGREEMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH, ANY ADDITIONAL REPRESENTATIONS OR WARRANTIES, AND (B) THE PURCHASED ASSETS ARE BEING SOLD ON AN "AS IS", "WHERE IS" BASIS, AND NO SELLER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OPERABILITY, DESIGN OR CONDITION OF, OR AS TO THE QUALITY OR CAPACITY OF, THE MATERIAL OR WORKMANSHIP OF ANY PARTICULAR PURCHASED ASSET.

      Excluded Assets. Sellers shall not sell, assign, transfer, convey or deliver to Purchaser, nor shall Purchaser purchase or acquire Sellers’ right, title or interest in and to, any Excluded Assets.

      Assumed; Excluded Liabilities. Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, Purchaser shall assume and be obligated to pay when due, perform, or discharge only the Assumed Liabilities. Purchaser shall not assume or otherwise become liable for any Excluded Liabilities.

    Purchase Price

    .

      Subject to Section 2.3 hereof, the aggregate cash purchase price to be paid by Purchaser for the Purchased Assets (the "Purchase Price") shall be equal to the sum of (i) $119,800,000.00 plus (ii) the aggregate of the purchase prices (as set forth in section B to Schedule 1.11 hereto) paid by Sellers under the Rail Car Purchase Orders for any New Cars delivered to Sellers on or prior to the Closing Date plus (iii) the portion of the Cypress Monthly Payment that is allocable to any period prior to the Closing Date (such allocation to be done ratably between the period prior to the Closing Date and the period commencing on or after the Closing Date based on the number of days covered by such Cypress Monthly Payment), minus (iv) the aggregate amount of the Advance Payments as of the Closing Date, minus (v) if, and only in the event that, the closing of the transactions contemplated by any sale agreement entered into with respect to the IP-20 Rail Cars pursuant to Section 5.20 hereof shall occur prior to the Closing Date, the aggregate amount of any fees, commissions or other amounts paid or payable to Sellers under such sale agreement, or otherwise in connection with such sale, of the IP-20 Rail Cars, minus (vi) the aggregate amount, if any, paid or payable to Sellers with respect to any sales of obsolete or damaged Owned Cars for scrap value made in accordance with clause (i) of Section 5.5(g) hereof. Subject to Section 2.2(b) hereof, Purchaser shall pay the Purchase Price to the Sellers at the Closing by wire transfer in immediately available funds to an account or accounts designated by Sellers.

      Notwithstanding the last sentence of Section 2.2(a) hereof, if Sellers have not provided evidence reasonably satisfactory to Purchaser of the payment in full of all purchase price and other amounts required to be paid by Sellers under any Rail Car Purchase Orders for New Cars that are included as Purchased Assets at the Closing, Purchaser is hereby authorized and instructed to pay, on behalf of Sellers, a portion of the Purchase Price to the applicable seller of the New Cars as is necessary to fully pay the outstanding balance of purchase price and other amounts required to be paid by Sellers under any such Rail Car Purchase Orders. A paid invoice and either executed wire transfer instructions or a copy of a check payable to the applicable seller of the New Cars shall be deemed "evidence reasonably satisfactory to Purchaser" for purposes of this Section 2.2(b).

    Purchase Price Adjustment

    . The Purchase Price shall be reduced, dollar for dollar, by the Assumed Value of any Owned Car that is not purchased by Purchaser at the Closing in accordance with Section 2.4(a) hereof. Notwithstanding anything to the contrary contained in this Agreement but subject to such reduction having been made on the Closing Date, the reduction to Purchase Price described in this Section 2.3 shall be the sole and exclusive remedy of Purchaser with respect to the events described in Section 2.4(a) hereof and Purchaser shall not have any other right or remedy against any Seller for any breach of this Agreement as a result of such Seller’s failure to convey any Owned Car to Purchaser at the Closing as a result of any such event.

    Removal of Owned Cars; Insurance Payments

    .

      If, prior to the Closing Date, any Owned Car suffers a Casualty Occurrence of which any Seller has knowledge, such Seller shall promptly, but in no event later than one Business Day after such Seller has knowledge of the Casualty Occurrence, notify Purchaser in writing of the Casualty Occurrence. Unless otherwise requested in writing by Purchaser, any Owned Car that suffers a Casualty Occurrence shall be deemed eliminated from Schedule 1.8 hereto and Purchaser shall have no obligation to purchase such Owned Car at the Closing. The Seller holding title to any such Owned Car shall retain all rights to receive any casualty proceeds or other payments under the terms of any applicable Sellers Insurance Policies or from any third party or under any third party insurance policy in respect of the Casualty Occurrence (collectively, the "Casualty Proceeds"). Notwithstanding the foregoing, Purchaser shall purchase all Owned Cars that may suffer a Partial Casualty Occurrence prior to the Closing Date; provided that Sellers shall promptly pay to Purchaser upon receipt (whether before, on or after the Closing Date, and without deduction or offset) any Casualty Proceeds (including, without limitation, any Casualty Proceeds received from any Obligor or any other third party) in respect of such Partial Casualty Occurrence to the extent not used by Sellers to make repairs to any such Owned Car prior to the date hereof.

      If, on or after the Closing Date, either party discovers that an Owned Car had suffered a Casualty Occurrence prior to the Closing Date and the Owned Car was purchased by the Purchaser at the Closing, neither this Agreement nor the Purchase Price shall be adjusted. Instead, Purchaser shall be entitled to receive all Casualty Proceeds paid or receivable in respect of the Casualty Occurrence and shall have the sole and exclusive right to exercise any rights or remedies with respect to such Casualty Proceeds; provided, however that if the aggregate amount of Casualty Proceeds is less than the Assumed Value of such Owned Car, and the Obligor under the applicable Owned Car Lease Contract (if any) is not otherwise responsible or liable to Purchaser for the Casualty Occurrence, Sellers shall pay to Purchaser on demand the amount of the difference. The right to receive Casualty Proceeds, and any additional amounts from Sellers in accordance with the immediately foregoing proviso, shall be the sole and exclusive remedy of Purchaser with respect to the events described in this Section 2.4(b) and Purchaser shall not have any other right or remedy against any Seller for any breach of this Agreement as a result thereof.

      For purposes of this Agreement, a "Casualty Occurrence" with respect to any Owned Car shall be deemed to have occurred if (i) the Owned Car is stolen or destroyed, damaged beyond economic repair or otherwise rendered permanently unfit for use (including, without limitation, use in unrestricted interchange) from any cause whatsoever, or taken or requisitioned by condemnation or otherwise, or (ii) the Owned Car suffers a "total loss" or "total casualty" under the terms of any applicable Sellers Insurance Policy or third party insurance policy. For purposes of this Agreement, the term "Partial Casualty Occurrence" shall mean, with respect to any Owned Car, any damage or loss to the Owned Car that does not give rise to a Casualty Occurrence.

    The Closing

    . Unless this Agreement has been terminated and the transactions herein abandoned pursuant to Article VII, the Closing shall (subject to Sections 6.1 and 6.2 of this Agreement) be held at the offices of Shefsky & Froelich Ltd., 111 East Wacker Drive, Suite 2800, Chicago, Illinois 60601, or such other location as the parties may mutually agree, at 10:00 a.m. Chicago, Illinois time on the later to occur of (i) August 5, 2005, or (ii) as soon as reasonably practical following the day on which all of the conditions to Closing set forth in Sections 6.1 and 6.2 of this Agreement have been satisfied or waived (other than the conditions that by their nature cannot be satisfied until the Closing, but subject to all such conditions having been satisfied or waived at the time of the Closing), or such other time and date as the parties hereto may mutually agree.

    Taxes

    .

      The Sellers shall be liable for and shall hold the Purchaser harmless against all Conveyance Taxes (other than Sales Taxes) that may become due and payable in connection with the transactions contemplated by this Agreement, and Sellers shall file all required change of ownership and similar statements. Purchaser shall be liable for and shall hold the Sellers harmless against all Sales Taxes that may become due and payable in connection with the transactions contemplated by this Agreement. Sellers, after the review and consent by Purchaser (such consent not to be unreasonably withheld or delayed), shall file such applications and documents as shall permit any such Conveyance Taxes (including any Sales Taxes) to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure. Purchaser shall execute and deliver all instruments and certificates necessary to enable Sellers to comply with the foregoing. Purchaser shall complete and execute any applicable resale or other exemption certificates with respect to the Purchased Assets, and shall provide Sellers with executed copies thereof. The parties hereto shall cooperate to minimize or eliminate any and all Conveyance Taxes that may result from the transactions contemplated by this Agreement. Purchaser, after notice to and consent by Sellers (such consent not to be unreasonably withheld or delayed), shall withhold and deduct any amounts required under applicable law to be withheld and deducted by Purchaser from the Purchase Price in respect of Taxes and shall remit such amounts to the appropriate Governmental Entity on a timely basis. Anything contained herein to the contrary notwithstanding, Purchaser shall in no event be responsible for any interest, penalties or additions to Tax in connection with any Sales Taxes imposed by a Canadian taxing authority (including, without limitation, goods and services Tax, or GST) that may become due and payable in connection with the transactions contemplated by this Agreement, whether such interest, penalties or additions to Tax arise by reason of failure to pay such Sales Taxes or file any reports or other documents in connection therewith on a timely basis or otherwise.

      Sellers shall be responsible for and shall pay when due all personal property Taxes, ad valorem and other similar Taxes with respect to the Purchased Assets to the extent attributable or allocable to periods on or before December 31, 2004, regardless of the reporting and payment dates of such Taxes. Upon reasonable request by Purchaser from time to time, Sellers shall provide evidence of such payments reasonably acceptable to Purchaser. Purchaser shall be responsible for all personal property Taxes, ad valorem and other similar Taxes with respect to the Purchased Assets to the extent attributable or allocable to periods after December 31, 2004, and Purchaser shall pay when due all such Taxes with respect to the Purchased Assets for calendar year 2005. In the event a refund of any portion of such personal property Taxes, ad valorem or other similar Taxes previously paid with respect to the Purchased Assets is received by Purchaser, on the one hand, or Sellers, on the other hand, and such party was not the party responsible for such Taxes under this Section 2.6(b), then Purchaser or Sellers, as the case may be, shall promptly pay to the other party the amount of any such refund.

  REPRESENTATIONS AND WARRANTIES OF SELLERS

  Except as disclosed in the disclosure schedules delivered by Sellers to Purchaser in connection with the execution of this Agreement (the "Sellers Disclosure Schedules"), Sellers hereby make as of the date hereof, and shall be deemed to make again at the Closing, the following representations and warranties to Purchaser:

    Organization and Good Standing

    . Each Seller (i) is duly organized, validly existing and in good standing (or its equivalent) under the laws of its state of incorporation or organization and (ii) has the corporate or other applicable power to own, lease and operate the Purchased Assets owned, leased or operated by it and to carry on its business in the manner currently conducted. Each Seller is duly qualified or authorized to conduct business in the manner currently conducted and is in good standing (or its equivalent) as a foreign corporation (or other organization) in all jurisdictions in which the character or location of the Purchased Assets requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Material Adverse Effect.

    Corporate Authority

    . Each Seller has the requisite corporate or other applicable power and authority to execute and deliver, and to perform its obligations under, this Agreement and the other documents, instruments and agreements to be executed and delivered by such Seller pursuant hereto and thereto. Each of this Agreement and the other documents, instruments and agreements to be executed and delivered by Sellers pursuant hereto or thereto has been (or, with respect to the documents, instruments and agreements to be executed and delivered after the date hereof, will be at the Closing) duly authorized by all necessary corporate, stockholder, manager, member, partner or other required action on the part of Sellers and has been (or, with respect to the documents, instruments and agreements to be executed and delivered after the date hereof, will be at the Closing) duly executed and delivered by Sellers and (assuming this Agreement constitutes a valid and binding obligation of Purchaser and each of the other documents, instruments and agreements to be executed and delivered by parties pursuant hereto other than Sellers constitutes a valid and binding obligation of such other parties) is (or, with respect to the documents, instruments and agreements to be executed and delivered after the date hereof, will be at the Closing) the valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as may be limited by the Bankruptcy Exception.

    No Conflicts

    . Neither the execution and delivery by Sellers of this Agreement or any other document, instrument or agreement to be executed and delivered by Sellers in connection herewith or therewith nor compliance by Sellers with the terms and provisions hereof or thereof nor the consummation by Sellers of the transactions contemplated hereby or thereby will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of any Seller, (ii) any judgment, order, injunction, decree, rule, regulation or ruling of any court or of any other Governmental Entity (including, without limitation, any rule or regulation of the AAR or the Federal Railroad Administration) or any law, statute or regulation to which any Seller or any of its Properties is subject and which is related to the Purchased Assets, the Maintenance Reserves or the Assumed Liabilities or (iii) any agreement, contract or commitment to which any Seller is a party or to which any Seller or any of its Properties is subject and which is related to the Purchased Assets, the Maintenance Reserves or the Assumed Liabilities, except in the case of clauses (ii) and (iii) above, for such conflicts or breaches that would not be likely to have a Material Adverse Effect; nor will such execution, delivery and compliance result in any acceleration in the time for performance of any obligation of Sellers under, relating to or affecting any of the Purchased Assets, the Maintenance Reserves or Assumed Liabilities or in the creation of any Encumbrance on any of the Purchased Assets or the Maintenance Reserves, except in each case as would not be likely to have a Material Adverse Effect.

    Consents

    . No notices, reports or other filings are required to be made by Sellers with, nor are any consents, licenses, permits, Authorizations or approvals required to be obtained by Sellers from, (i) any Governmental Entity or (ii) except where the failure to make such notices, reports or other filings or obtain such consents, licenses, permits, Authorizations or approvals would not have a Material Adverse Effect, any other Person in connection with the execution and delivery by Sellers of this Agreement or any of the documents, instruments or agreements to be executed and delivered by Sellers pursuant hereto or thereto or the consummation by Sellers of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, Sellers are not required under the terms of any Owned Car Lease Contract to obtain consent from any Obligor to assign any of the Owned Car Lease Contracts to Purchaser at Closing.

    No Violations of Law

    . Except as would not be likely to have a Material Adverse Effect, (i) Sellers have at all times owned each of the Purchased Assets and acted with respect to the Purchased Assets and the Assumed Liabilities in compliance with, and the origination and servicing of the Assigned Contracts have at all times been in compliance with, all applicable laws enacted, and all rules and regulations promulgated or issued, by any Governmental Entity, including, without limitation, Environmental Laws, (ii) Sellers have had at all times all Authorizations required to own, operate, lease and/or service the Purchased Assets and, in the case of the Assigned Contracts, to perform their respective obligations thereunder, and have owned and operated the Purchased Assets and performed such obligations at all times in compliance with all such Authorizations, and (iii) Sellers have not received any notice of violation of any law or regulation from any Governmental Entity relating to any of the Purchased Assets or the ownership or operation thereof or the performance of any such obligations.

    Taxes

    .

      Sellers (i) have timely filed with the appropriate Governmental Entities all material Tax Returns required to be filed with respect to any Purchased Asset or the Maintenance Reserves, and all such Tax Returns are true, complete and correct in all material respects, and (ii) have paid all material Taxes due and payable with respect to any Purchased Asset or the Maintenance Reserves and have paid all material Taxes claimed or asserted in writing by any Governmental Entity to be due from them with respect to any Purchased Asset or the Maintenance Reserves or have provided for all such Taxes on the Books and Records in accordance with GAAP. No adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Entity, and to Sellers’ Knowledge, no basis exists for any such adjustment. With respect to any taxable period for which any material Tax Returns have not yet been filed with respect to any Purchased Asset, or for which material Taxes with respect to any Purchased Asset are not yet due or owing or are being contested in good faith, Sellers have made due and sufficient current accruals for such Taxes on the Books and Records in accordance with GAAP.

      There are no liens for Taxes upon the Purchased Assets or the Maintenance Reserves except for liens arising as a matter of law for Taxes not yet due and payable and liens for Taxes that are being contested in good faith, in each case, for which adequate reserves have been provided in the Books and Records in accordance with GAAP. There are no proposed reassessments of any Purchased Assets or other proposals that could increase the amount of any Tax in respect of the Purchased Assets. There are no pending or, to Sellers’ Knowledge, threatened claims, actions, suits, or other proceedings by or before any Governmental Entity for the assessment or collection of Taxes in respect of the Purchased Assets. There are no Tax investigations or audits in progress relating to the Purchased Assets, and the Sellers have not received any written notice indicating that a Governmental Entity intends to conduct such an audit or investigation. Sellers have not received any written inquiries or requests for information outstanding that could affect the Taxes relating to the Purchased Assets. There are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes relating to the Purchased Assets.

      The LILO Contracts, LILO Sublease Contracts and Owned Car Lease Contracts have been classified on the federal and state Tax Returns of the Sellers as leases while such LILO Contracts, LILO Sublease Contracts and Owned Car Lease Contracts were owned by the Sellers and such classification has not been challenged by any Governmental Entity in any correspondence with any Seller.

      There are no outstanding liabilities for Taxes payable, collectible or remittable by the Sellers in respect of the Purchased Assets or the Business, whether assessed or not, which may result in an Encumbrance (other than a Permitted Encumbrance) on, or other claim against, or seizure or sale of all or any part of, the Purchased Assets or would otherwise materially adversely affect the Purchased Assets or would result in Purchaser becoming liable or responsible therefor.

      No claim in writing has been made by any Governmental Entity within seven (7) years prior to the date of this Agreement in a jurisdiction where any Seller does not file Tax Returns that such filings may be required or that such Seller is or may be subject to taxation by that jurisdiction in respect of the Purchased Assets.

      Each of the Sellers has properly and timely withheld, collected and deposited all amounts for Taxes that were required to be withheld, collected or deposited in respect of the Purchased Assets.

    Litigation and Liabilities

    . There are no Proceedings pending or, to Sellers’ Knowledge, threatened, against Sellers relating to or affecting any of the Purchased Assets, the Maintenance Reserves or Assumed Liabilities except for Proceedings which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2003, Sellers have not been the subject of any Proceeding nor, to Sellers’ Knowledge, have there been any investigations by or before any Governmental Entity, in either case relating to any of the Purchased Assets, the Maintenance Reserves or Assumed Liabilities.

    Conduct of Business

    . Since December 31, 2004 (or, with respect to New Cars delivered to Sellers after December 31, 2004, since the date of acquisition), Sellers have owned the Purchased Assets and acted with respect to the Assumed Liabilities only in the ordinary course consistent with past practices.

    Brokers’ or Finders’ Fees, etc.

    No Person acting on behalf of Sellers or any of their Affiliates or under the authority of any of them is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from Purchaser or any of its Affiliates in connection with any of the transactions contemplated hereby.

    Purchased Assets

    .

      Owned Cars. Sellers have good and valid title to each Owned Car, free and clear of all Encumbrances other than Permitted Encumbrances. Each Owned Car complies in all material respects with all laws, statutes, ordinances, rules and regulations applicable to the Owned Car. Each Owned Car that is subject to an Owned Car Lease Contract is suitable for interchange on the lines of Class I railroads. To Sellers’ Knowledge, no Owned Car has suffered a Casualty Occurrence or a Partial Casualty Occurrence. Schedule 1.8 sets forth the location of each Owned Car, other than Owned Cars that are subject to an Owned Car Lease Contract as of the date hereof.

      LILO Contracts; LILO Sublease Contracts. Each LILO Contract and LILO Sublease Contract (i) is in full force and effect, free and clear of Encumbrances other than Permitted Encumbrances and is not subject to any defense, offset, claim, right of rescission or counterclaim by any party thereto, and (ii) is valid, binding and enforceable in accordance with its terms, except as may be limited by the Bankruptcy Exception. No Seller is in material breach or material default under any LILO Contract or LILO Sublease Contract, no other party is in material breach or material default thereunder and no other event has occurred that, with written notice or lapse of time, would constitute a material breach or a material default by Sellers or, to Sellers’ Knowledge, any other party thereunder. Sellers have made available to Purchaser true, correct and complete copies of each LILO Contract and LILO Sublease Contract, and all amendments or modifications thereto. No LILO Contract or LILO Sublease Contract is subject to any debt subordination agreement, participation agreement, intercreditor agreement, owner trust agreement, purchase agreement, collateral sharing agreement, residual sharing agreement, remarketing agreement or vendor recourse agreement. Each LILO Contract and LILO Sublease Contract is a "true lease" or an "operating lease" and not a financing lease, conditional sale or security agreement. The Books and Records pertaining to each LILO Contract and LILO Sublease Contract are accurate and correct in all material respects. Except as set forth on Schedule 1.3 hereto, the periodic rents under each LILO Sublease Contract do not decrease during the current rental term thereof. To Sellers’ Knowledge, (A) no payments made on any of such LILO Sublease Contracts were made by any guarantor of a lessee’s obligations thereunder or made or financed, directly or indirectly, by Sellers or any of their Affiliates, (B) each LILO Car that is subject to a LILO Sublease Contract is in the possession of the lessee and is not subject to a sublease, (C) no sublessee under any LILO Sublease Contract is the subject of any bankruptcy or insolvency proceeding, and (D) no sublessee or other party under any LILO Sublease Contract has a purchase option, or a right to extend or renew the term thereof, except at fair market value determined at the time of exercise. Schedule 1.2 and Schedule 1.3 list all of the lease agreements or rental agreements pursuant to which any Seller acts as the lessor or sublessor of Rail Cars in a lease-in/lease-out transaction. The cash balance of the Maintenance Reserves is, as of the date set forth on Schedule 1.4, the amount set forth on such Schedule 1.4, and such amount is not less than the amount required to be maintained as of such date in accordance with the terms of the LILO Contracts. The Maintenance Reserves are free and clear of Encumbrances other than Permitted Encumbrances, and are not subject to any defense, offset or other claim except as may be permitted by the terms of the LILO Contracts.

      Owned Car Lease Contracts. Each Owned Car Lease Contract (i) is in full force and effect, free and clear of Encumbrances and is not subject to any defense, offset, claim, right of rescission or counterclaim by any party thereto, and (ii) is valid, binding and enforceable in accordance with its terms, except as may be limited by the Bankruptcy Exception. No Seller is in material breach or material default under any Owned Car Lease Contract, no other party is in material breach or material default thereunder and no other event has occurred that, with written notice or lapse of time, would constitute a material breach or a material default by Sellers or, to Sellers’ Knowledge, any other party thereunder. Sellers have made available to Purchaser true, correct and complete copies of each Owned Car Lease Contract and all amendments or modifications thereto. No Owned Car Lease Contract is subject to any debt subordination agreement, participation agreement, intercreditor agreement, owner trust agreement, purchase agreement, collateral sharing agreement, residual sharing agreement, remarketing agreement or vendor recourse agreement. Sellers hold the original chattel paper of or for each Owned Car Lease Contract. Each Owned Car Lease Contract is a "true lease" or an "operating lease" and not a financing lease, conditional sale or security agreement. The Books and Records pertaining to all Owned Car Lease Contracts are accurate and correct in all material respects. Except as set forth on Schedule 1.9 hereto, the periodic rents under each Owned Car Lease Contract do not decrease during the current rental term thereof. To Sellers’ Knowledge, (A) no payments made on any of such Owned Car Lease Contracts were made by any guarantor of a lessee’s obligations thereunder or made or financed, directly or indirectly, by Sellers or any of their Affiliates, (B) each Owned Car that is subject to an Owned Car Lease Contract has been delivered (where applicable) to the lessee thereunder and has been accepted by and is in the possession of such lessee (and is not subject to a sublease), (C) no lessee under any Owned Car Lease Contract is the subject of any bankruptcy or insolvency proceeding, and (D) no lessee or other party under any Owned Car Lease Contract has a purchase option, or a right to extend or renew the term thereof, except at fair market value determined at the time of exercise.

      Management Contracts. Each Management Contract (i) is in full force and effect, free and clear of Encumbrances and is not subject to any defense, offset, claim, right of rescission or counterclaim by any party thereto, and (ii) is valid, binding and enforceable in accordance with its terms, except as may be limited by the Bankruptcy Exception. No Seller is in material breach or material default under any Management Contract, no other party is in material breach or material default thereunder and no other event has occurred that, with written notice or lapse of time, would constitute a material breach or a material default by Sellers or, to Sellers’ Knowledge, any other party thereunder. Sellers have made available to Purchaser true, correct and complete copies of each Management Contract, and all amendments or modifications thereto. The Books and Records pertaining to all Management Contracts are accurate and correct in all material respects. Schedule 1.7 lists all management contracts and other agreements pursuant to which any Seller provides leasing and asset management services to owners and users of Rail Cars in return for a management or similar fee. Sellers do not have any liabilities or obligations under any Managed Car Lease Contract except as agent for the owner or lessor of any Managed Cars leased pursuant to a Management Contract. Schedule 1.5 lists all of the lease agreements or rental agreements pursuant to which any of the Managed Cars are leased or subleased.

      ARI Agreement. The ARI Agreement (i) is in full force and effect, free and clear of Encumbrances and is not subject to any defense, offset, claim, right of rescission or counterclaim by any party thereto, and (ii) is valid, binding and enforceable in accordance with its terms, except as may be limited by the Bankruptcy Exception. No Seller is in material breach or material default under the ARI Agreement, no other party is in material breach or material default thereunder and no other event has occurred that, with written notice or lapse of time, would constitute a material breach or a material default by Sellers or, to Sellers’ Knowledge, any other party thereunder. Sellers have made available to Purchaser true, correct and complete copies of the ARI Agreement and all amendments or modifications thereto. The Books and Records pertaining to the ARI Agreement are accurate and correct in all material respects.

      Rail Car Purchase Orders. Sellers have made available to Purchaser true and correct copies of all Rail Car Purchase Orders and all amendments or modifications thereto. Each Rail Car Purchase Order (i) is in full force and effect, free and clear of Encumbrances and (ii) is valid, binding and enforceable in accordance with its terms, except as may be limited by the Bankruptcy Exception. As of the date hereof, Sellers have paid in full the purchase price and other amounts required to be paid by Sellers under each Rail Car Purchase Order set forth on Schedule 3.10(f) hereto.

      Rail Marks. Sellers own and have the right to use the Rail Marks, free and clear of all Encumbrances other than Permitted Encumbrances. To Sellers’ Knowledge, Schedule 3.10(g) hereto contains a list of all material licenses, sublicenses and other agreements pursuant to which any Seller has authorized any other Person to use the Rail Marks. To Sellers’ Knowledge, the Rail Marks do not infringe upon, violate or misappropriate the rights of any Person. Consummation of the transactions contemplated hereby will not result in the loss or impairment of the Rail Marks or any material right pertaining thereto. To Sellers’ Knowledge, there is no infringement or unauthorized use by any Person of the Rail Marks. Schedule 1.12 lists all of the Rail Car reporting marks owned by Sellers.

      Transfer of Purchased Assets; Termination of Other Agreements. Assuming Purchaser (or, where applicable, its assignee or assignees permitted by Section 10.5 hereof) has the corporate power to own, lease and operate the Purchased Assets from and after the Closing, upon receipt of the Purchase Price by Sellers at Closing, title to and ownership of the Purchased Assets and the Maintenance Reserves and all of Sellers’ right, title and interest therein, in each case free and clear of all Encumbrances other than Permitted Encumbrances, will pass to Purchaser (or such assignee or assignees, as the case may be). Other than the Assigned Contracts referred to herein, there are no other leases, master leases, management contracts or other agreements affecting the Purchased Assets or that will be binding on Purchaser or any of its Affiliates by reason of the purchase of the Purchased Assets hereunder, that will not be terminated (or amended, as provided in this Section 3.10(h) with respect to the Master Leases) at or prior to the Closing. Without limitation on the foregoing, Sellers represent, acknowledge and agree, for the benefit of Purchaser, that (i) certain of the Owned Cars may have been leased pursuant to a master lease or master rental agreement by one or more of the Sellers to EGF Canada or another of the Sellers (any such master lease or master rental agreement referred to herein as a "Master Lease"), (ii) each such Master Lease shall be deemed to be amended, effective immediately prior to the Closing, so that the only liability or obligation of the master lessor thereunder is to provide possession of the Owned Cars covered thereby to the master lessee thereunder, and the only liability or obligation of the master lessee thereunder is to pay rent to the master lessor thereunder in an amount equal to the rent received under the Owned Car Lease Contracts with respect to such Owned Cars, (iii) such amendment to each such Master Lease is effective without the consent or approval of any other parties, and (iv) no Person, other than those who are Sellers hereunder, has any interest in, or is otherwise entitled to any benefits (whether as a third party beneficiary or otherwise) of, any such Master Lease.

    Document Files

    . All leases, subleases, agreements, documents, correspondence and other materials evidencing or relating to the Assigned Contracts and the other Purchased Assets (the "Document Files") are located, as of the date hereof, at One North LaSalle Street, Suite 2700, Chicago, Illinois 60602, and have been made available for inspection by Purchaser, or its representatives and agents, prior to the Closing Date. With respect to the Owned Cars only, each corresponding Document File contains, at a minimum: (i) a Form 4-2 certificate of construction; (ii) to the extent applicable, Exhibit R-1 and Exhibit R-2 reports describing any modifications or repairs; and (iii) for "stub sill" Rail Cars only, to the extent applicable, Form SS-1, Form SS-2 or Form SS-3 documenting any required inspection of the "stub sill" Rail Cars and attachment welds.

    Data Tape

    . Sellers have previously delivered to Purchaser a Data Tape prepared as of the date hereof, a printed copy of which is attached as Schedule 3.12(a) hereto. The information on such Data Tape set forth under the headings "MARK", "CARNO", "BLDDT", "MFG", "EQDES", "LEASE BEGDT", "LEASE ENDDT", "CTR RATE", "NET/FULL", "FUNDS", "CPCTY", "CAR TYPE", "LSSE", "CNTR", "LOCATION" (with respect to off lease Rail Cars only) and ""AARCD" is, as of the date hereof, and the information on the Closing Date Data Tape under such headings will be as of the date thereof, true, complete and correct in all material respects. Schedule 3.12 sets forth a brief description of the codes and abbreviations used in the Data Tape. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that (i) the representations and warranties of Sellers in this Section 3.12 are not intended to constitute, and shall not constitute, a guarantee of the performance by any party of its obligations under any Assigned Contract and (ii) the information on each Data Tape is not intended to constitute, and shall not constitute, a guarantee of the actual results to be obtained by Purchaser under the Assigned Contracts, which may be negatively impacted by, among other things: (A) actions taken by the Purchaser with respect to any of the Assigned Contracts after the Closing Date that adversely affect the actual gross profits or revenue realized from the Assigned Contracts; (B) receivable collectibility; (C) defaults by third parties under the Assigned Contracts; or (D) actions mutually agreed upon by the parties hereto. In no event shall Purchaser be entitled to indemnification pursuant to Article IX hereof solely by reason of the fact that the actual results obtained by the Purchaser under the Assigned Contracts differ from the information set forth on the Data Tape.

    Conduct of Business

    . Since December 31, 2004, Sellers have not taken or permitted or omitted to take any action that would constitute a breach or a default under Section 5.4 or Section 5.5 hereof if this Agreement had been entered into on and as of December 31, 2004.

    Employee Benefit Plans

    . No employee benefit plan maintained or sponsored by Sellers or to which Sellers contribute or for which Sellers otherwise may have any liability for the benefit of any current or former employee of the Business (an "Employee Benefit Plan") is a multiemployer plan (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Multiemployer Plan") and no Sellers have or ever have had any liability with respect to a Multiemployer Plan. No Sellers sponsor, maintain or contribute to, or have ever sponsored, maintained or contributed to, or had any liability with respect to any Employee Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

    Information

    . The information set forth in Schedule 3.15 hereto was, as of June 1, 2005, complete and accurate in all material respects. The information contained in the update to Schedule 5.19 delivered to Purchaser on the Closing Date and the schedules delivered to Purchaser pursuant to Section 6.1(k) hereof will, upon such delivery, be true, complete and accurate in all material respects.

    Calgary Lease

  . PLM Railcar is the owner and holder of the leasehold estate purported to be granted to it by the Calgary Lease. To Sellers’ Knowledge, the Calgary Lease is in full force and effect, and is valid, binding and enforceable in accordance with its terms, except as may be limited by the Bankruptcy Exception. All rent and other sums and charges payable under the Calgary Lease are current; no written notice of default, termination or breach of a condition or limitation has been received by PLM Railcar or any Seller with respect to the Calgary Lease; and, to Sellers’ Knowledge, no event or condition has occurred or exists that, with written notice or lapse of time, would constitute a material breach or a material default of a condition or limitation or give rise to a termination by the lessor under the Calgary Lease. Sellers have delivered to Purchaser true and correct copies of the Calgary Lease and all amendments or modifications thereto. Neither PLM Railcar nor Sellers has been notified of any lis pendens or other filings regarding the pendency of any litigation or claim affecting the Calgary Lease or the leased premises covered thereby. No condemnation or other regulatory Proceeding is pending or, to Sellers’ Knowledge, threatened, which would preclude or impair the use of the Calgary Lease or the leased premises covered thereby.

  REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Except as disclosed in the disclosure schedules delivered by Purchaser to Sellers in connection with the execution of this Agreement, Purchaser makes, as of the date hereof and shall be deemed to make again at Closing, the following representations and warranties to Sellers:

    Organization and Good Standing

    . Purchaser is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware, and Purchaser has, and will have at Closing, the corporate power to own, lease and operate its Property and the Purchased Assets and to carry on its business as now being conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the Property owned, leased or operated by it (including, at Closing, the Purchased Assets) or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or authorized would not have a Material Adverse Effect.

    Corporate Authority

    . Purchaser has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the other documents, instruments and agreements to be executed and delivered by Purchaser pursuant hereto and thereto. Each of this Agreement and the other documents, instruments and agreements to be executed and delivered by Purchaser pursuant hereto or thereto has been (or, with respect to the documents to be executed and delivered after the date hereof, will be at the Closing) duly authorized by all necessary corporate, stockholder or other required action on the part of Purchaser and has been (or, with respect to the documents to be executed and delivered after the date hereof, will be at the Closing) duly executed and delivered by Purchaser and (assuming this Agreement constitutes a valid and binding obligation of Sellers and each of the other documents, instruments and agreements to be executed and delivered by parties pursuant hereto other than Purchaser constitutes a valid and binding obligation of such other parties) is (or, with respect to the documents to be executed and delivered after the date hereof, will be at the Closing) the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by the Bankruptcy Exception.

    No Conflicts

    . Neither the execution and delivery by Purchaser of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection herewith or therewith nor compliance by Purchaser with the terms and provisions hereof or thereof nor the consummation of the transactions contemplated hereby or thereby will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Purchaser or (ii) any judgment, order, injunction, decree, rule, regulation or ruling of any court or of any Governmental Entity or any law, statute or regulation to which Purchaser is subject, except in each case as would not be likely to have a Material Adverse Effect.

    Consents

    . No notices, reports or other filings are required to be made by Purchaser with, nor are any consents, licenses, permits, Authorizations or approvals required to be obtained by Purchaser from, (i) any Governmental Entity or (ii) except where the failure to make such notices, reports or other filings or obtain such consents, licenses, permits, Authorizations or approvals would not have a Material Adverse Effect, any other Person in connection with the execution and delivery by Purchaser of this Agreement or any other documents, instruments or agreements to be executed and delivered by Purchaser pursuant hereto or thereto or the consummation by Purchaser of the transactions contemplated hereby or thereby.

    Brokers’ or Finders’ Fees, etc.

  No Person acting on behalf of Purchaser or any of its Affiliates or under the authority of them is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from Sellers or any of its Affiliates in connection with any of the transactions contemplated hereby.

  CONDUCT AND TRANSACTIONS PRIOR TO
  CLOSING; COVENANTS

    Access

    .

      Following the execution of this Agreement and until Closing, Sellers shall give or cause to be given to Purchaser and its representatives and agents reasonable access during normal business hours and upon reasonable prior notice to Sellers’ premises, personnel and Books and Records pertaining to any Purchased Asset or Assumed Liability, and, upon reasonable request by Purchaser from time to time, shall use commercially reasonable efforts to give or cause to be given to Purchaser and its representatives and agents reasonable access to any Rail Cars included in the Purchased Assets for the purpose of inspecting the same.

      Unless and until the Closing has been consummated, Purchaser shall hold, and shall cause its counsel, accountants and other representatives to hold, in confidence all data and information relating to Sellers made available to Purchaser in connection with the transactions contemplated by this Agreement, in each case on the terms and conditions set forth in that certain Confidentiality Agreement, dated as of February 11, 2005, by and between Purchaser and Calyon Securities (USA) Inc. on behalf of PLM International, Inc.

    Hart-Scott-Rodino Filings

    . If not made prior to the date of this Agreement, as soon as practicable following the date of this Agreement, each of Purchaser and Sellers shall make or cause to be made all filings to be made by it or on its behalf under the HSR Act, if required (as determined jointly by Purchaser and Sellers), and shall use its commercially reasonable efforts to cause an early termination under the waiting period under the HSR Act (and to obtain the requisite approvals or consents of Governmental Entities and to cause any applicable waiting periods to expire) as soon as practicable. However, Purchaser shall not have any obligation to dispose of, hold separate or otherwise restrict its enjoyment of any of its assets or properties (including, without limitation, after the Closing, the Purchased Assets). Purchaser shall bear all of the filing fees in compliance with the HSR Act.

    No Changes

    . Except as otherwise expressly provided in Sections 5.4 or 5.5 or hereof, between the date of this Agreement and Closing, Sellers shall use commercially reasonable efforts under the circumstances to preserve substantially intact the Purchased Assets and shall use its commercially reasonable efforts under the circumstances to preserve its present business relationships where the discontinuance of such relationships could reasonably be expected to have a Material Adverse Effect.

    Conduct of Business

    . Except as otherwise expressly permitted by this Agreement or consented to in writing by Purchaser (such consent not to be unreasonably withheld or delayed), Sellers shall, between the date of this Agreement and Closing:

      own and service the Purchased Assets and act with respect to the Assumed Liabilities, in the ordinary and usual course of business consistent with past practices;

      maintain its accounts and Books and Records relating to the Purchased Assets and the Assumed Liabilities in the ordinary course of business consistent with past practices; and

      use commercially reasonable efforts to keep available the services of the present employees necessary to maintain (without deterioration in any material respect) its Business as such Business relates to the Purchased Assets.

    Negative Covenants

    . Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and Closing, Sellers, without the written consent of Purchaser (such consent not to be unreasonably withheld or delayed), shall not, with respect to any of the Purchased Assets:

      waive or commit to waive any right except in the ordinary course of business consistent with past practices and provided that the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

      amend, renew, modify or terminate any LILO Contract, Management Contract, Rail Car Purchase Order or the ARI Agreement except for amendments, renewals, modifications or terminations made in the ordinary course of business in connection with any Casualty Occurrence or the acquisition of any New Cars by Sellers;

      amend, renew, modify or terminate, or make any advance, novation or other accommodation to any Obligor under, any LILO Sublease Contract or Owned Car Lease Contract except in the ordinary course of business consistent with past practices and provided that the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

      mortgage, pledge or otherwise encumber any Purchased Assets;

      agree to any increase in any Assumed Liabilities (other than Maintenance Expenses) or any decrease in amounts payable to Sellers under the Assigned Contracts, in either case in an amount in excess of $2,000.00 individually or $25,000.00 in the aggregate;

      authorize any Maintenance Expenses that are reasonably expected by Sellers to be Assumed Liabilities except in the ordinary course of business consistent with past practices;

      sell, lease, transfer or otherwise dispose of any assets included in the Purchased Assets, except for (i) arm’s-length sales of obsolete or damaged Owned Cars for scrap value and (ii) leases of Owned Cars, in each case in the ordinary course of business consistent with past practices;

      make any change in financial accounting methods, principles or practices applicable to the Purchased Assets or Assumed Liabilities that is otherwise inconsistent with GAAP;

      make, revoke or change any Tax election or method of Tax accounting or settle or compromise any liability with respect to Taxes, or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, in each case in respect of the Purchased Assets;

      take any action that would breach Sellers’ representations, warranties or covenants contained in this Agreement if such representation, warranty or covenant were made at the time of the action; or

      enter into an agreement, contract or commitment (other than this Agreement) to do any of the things prohibited by the foregoing.

    Pending or Threatened Litigation

    . Between the date of this Agreement and the Closing, Sellers and Purchaser shall inform each other, promptly upon obtaining knowledge thereof, of any pending or threatened litigation which reasonably could be anticipated to (i) render inaccurate in any material respect any representation or warranty made by Sellers or Purchaser (as the case may be) or (ii) prohibit or restrain or materially and adversely affect the consummation of the transactions contemplated hereby or the performance by Sellers or Purchaser of their respective obligations hereunder.

    Tax Matters

      . Purchaser and Sellers agree to furnish or cause to be furnished to each other, each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided relating to the Purchased Assets as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes or any appraisal of the Purchased Assets. Sellers shall retain in its possession all Tax Returns and Tax records relating to the Purchased Assets for any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, Sellers may dispose of such materials; provided, that prior to such disposition Sellers shall give Purchaser a reasonable opportunity to take possession, or make copies, of such materials, in each case at the sole cost and expense of Purchaser.

    Insurance; Risk of Loss

    . To the extent that any insurance policies owned or controlled by Sellers (collectively, the "Sellers Insurance Policies") (i) cover any Damages as to which the Purchaser Indemnified Parties are entitled to indemnification under Section 9.1 or 9.2 of this Agreement and (ii) permit claims to be made thereunder with respect to such Damages ("Sellers Claims"), Sellers shall cooperate, and shall cause their Affiliates to cooperate, with Purchaser in submitting Sellers Claims (or pursuing Sellers Claims previously made) on behalf of Purchaser under the Sellers Insurance Policies. Purchaser shall bear the out-of-pocket expenses of Sellers and their respective Affiliates in the preparing, submitting or pursuing of such Sellers Claims.

    Further Assurances

    .

      All amounts that are received after the Closing Date by Sellers that are Purchased Assets (or that are paid in respect of Purchased Assets) shall be received by Sellers as agent, in trust for and on behalf of Purchaser, and, Sellers shall promptly pay or cause to be paid promptly all of such amounts over to Purchaser and shall provide to Purchaser information as to the nature, source and classification of such payments, including any invoice relating thereto. Without limiting the foregoing, (i) all such amounts shall be paid to Purchaser, from time to time, once the aggregate balance thereof exceeds $100,000.00 but in no event less frequently than weekly and (ii) to the extent that any such amounts are received or held by Sellers in a deposit account, Sellers shall cause the account bank to provide to Purchaser, at such intervals as Purchaser may reasonably request, an accounting of all deposits into and withdrawals from such deposit account including, if applicable, any deposits or withdrawals that are unrelated to the Purchased Assets and any other information that Purchaser may reasonably request with respect to such deposit account.

      All amounts that are received after the Closing Date by Purchaser that are Excluded Assets (or that are paid in respect of Excluded Assets) shall be received by Purchaser as agent, in trust for and on behalf of the Sellers, and Purchaser shall promptly pay or cause to be promptly paid all of such amounts over to Sellers and shall provide to Sellers information as to the nature, source and classification of such payments, including any invoice relating thereto. Without limiting the foregoing, all such amounts shall be paid to Sellers, from time to time, once the aggregate balance thereof exceeds $100,000.00 but in no event less frequently than weekly.

      After the Closing, Sellers will, whenever and as often as reasonably requested to do so by Purchaser, do, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers and any instruments of further assurance, approvals and consents as are reasonably necessary or proper in order to complete, ensure and perfect the sale, transfer and conveyance to Purchaser contemplated hereby of the Purchased Assets and the consummation of the other transactions contemplated hereby.

      After the Closing, Purchaser will, whenever and as often as reasonably requested to do so by Sellers, do, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers and any instruments of further assurance, approvals and consents as are reasonably necessary or proper in order to complete, ensure and perfect the assumption and assignment to Purchaser contemplated hereby of the Assumed Liabilities and the consummation of the other transactions contemplated hereby.

    Payment of Broker’s or Finder’s Fees

    . Sellers shall pay any and all brokers’ or finders’ fees, and any other commissions or similar fees, payable to any Person acting on behalf of Sellers or any of their respective Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein (including, without limitation, Calyon Securities (USA) Inc. and any of its Affiliates), and Purchaser shall pay any and all brokers’ or finders’ fees, and any other commissions or similar fees, payable to any Person acting on behalf of Purchaser or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, in each case regardless of whether any claim for payment is asserted before or after the Closing or before or after any termination of this Agreement.

    Transition Services Agreement

    . Purchaser and Sellers shall enter into a transition services agreement (the "Transition Services Agreement") in substantially the form attached hereto as Exhibit C.

    Reasonable Best Efforts

    . Purchaser and Sellers shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Purchaser and Sellers shall also refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair Purchaser’s ability to consummate the transactions contemplated by this Agreement. In addition, Sellers shall use commercially reasonable efforts to obtain all third party consents (including those with respect to contracts or agreements set forth on Schedule 6.1(l) hereto) required to sell, assign and transfer the LILO Contracts, LILO Sublease Contracts, Management Contracts, Owned Car Lease Contracts and the Rail Car Purchase Orders to Purchaser at Closing.

    Employees

    .

      Prior to the Closing Date, Sellers shall provide Purchaser with a reasonable opportunity to interview each Scheduled Employee and, to the extent permitted by law, Sellers shall give or cause to be given to Purchaser and its representatives and agents reasonable access to the personnel records of each Scheduled Employee for purposes of Purchaser’s determination in soliciting any of the Scheduled Employees for employment on or following the Closing Date. Purchaser shall have no obligation to make an offer of employment to, or to hire, any of the Scheduled Employees or any other employees of Sellers; provided, however, that, on or following the Closing Date, Purchaser shall have the right to solicit for employment and hire any Scheduled Employee in accordance with Purchaser’s standard hiring procedures and pursuant to such terms and conditions of employment as Purchaser may establish in its sole discretion. From and after the Closing Date, Sellers shall be responsible for, and shall indemnify and hold harmless Purchaser against, any severance claim obligations or any other obligation incurred or accrued in connection with any service with the Business, or termination of such service, by any employee or former employees of the Business, including, without limitation, any Scheduled Employee.

      Sellers shall retain responsibility to provide continuation healthcare coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended to Scheduled Employees and former employees of the Business and their qualified beneficiaries who incurred a qualifying event on or prior to the Closing Date as well as those Scheduled Employees who incur a qualifying event after the Closing Date.

      Sellers shall retain responsibility for any obligation with respect to the Scheduled Employees under the Worker Adjustment Retraining and Notification Act of 1988 and any applicable state or local equivalent arising or accruing on or after the Closing Date.

    Replacement Credit Support Arrangements

    .

      Purchaser and Sellers agree that the MILPI Guarantee Obligations are Excluded Assets and are not intended to inure to the benefit of Purchaser at the Closing. Purchaser agrees that Sellers shall have no responsibility to continue or maintain any MILPI Guarantee Obligations on or after the Closing Date. Purchaser further agrees that, to the extent that any MILPI Guarantee Obligations are required to secure performance of Purchaser’s obligations relating to the Purchased Assets on or after the Closing, Purchaser shall use commercially reasonable efforts to enter into, create or maintain appropriate replacement credit support or guarantee arrangements (in lieu of the MILPI Guarantee Obligations) as may be required to secure performance of such post-Closing obligations by Purchaser ("Replacement Credit Support Arrangements"); provided, that if Purchaser is unable to enter into, create or maintain Replacement Credit Support Arrangements, Purchaser shall indemnify Sellers for any payments or distributions required to be made and made to any Person in payment of any Assumed Liabilities under the MILPI Guarantee Obligations. Purchaser shall pay any and all fees, expenses, deposits or other amounts under or in connection with any Replacement Credit Support Arrangements.

      At the time of the Closing, and in addition to the payment of the Purchase Price, Purchaser shall pay or cause to be paid to Sellers an amount in cash equal to the aggregate amount of the Maintenance Reserves as of the Closing Date. Upon payment of such amount to Sellers, (i) ownership of the Maintenance Reserves shall automatically transfer from Sellers to Purchaser or its designee, in each case free and clear of Encumbrances other than Permitted Encumbrances, and (ii) Purchaser shall assume all of Sellers’ obligations under the LILO Contracts to maintain the Maintenance Reserves as provided herein and therein.

    Document Files

    . On or prior to the Closing Date, Sellers shall provide Purchaser with possession and control of true, correct and complete originals (or, if unavailable, copies) of the Assigned Contracts and originals (or, if unavailable, copies) of the materials in the Document Files.

    Post-Closing Access

    . From and after the Closing Date, Purchaser shall provide Sellers (and any representatives and employees of Sellers or their Affiliates) reasonable access, during normal business hours, to the specific employees of Purchaser and its Affiliates identified from time to time by Purchaser and all Books and Records, Document Files, Assigned Contracts (or copies thereof) as may be reasonably requested by Sellers for audit purposes or Tax matters; provided, that such access and rights of Sellers pursuant to this Section 5.16 shall not unreasonably disrupt or otherwise interfere with the normal responsibilities or activities of any such employees or the business or operations of Purchaser or its Affiliates.

    Remittance Notices

    . Following the Closing, Purchaser may and, upon request by Purchaser, Sellers shall, in each case at the sole cost and expense of Purchaser, send notices to Obligors and other persons party to any of the Assigned Contracts directing such Obligors and other persons to remit future lease and other payments to Purchaser as indicated and in the manner specified (including appropriate wire instructions) in such notice. Sellers shall reasonably cooperate with Purchaser in preparing and sending such notices to the Obligors; provided, however that Purchaser shall promptly reimburse Sellers for any and all reasonable fees and expenses incurred by Sellers in connection therewith.

    Mileage Equalization

    . From and after the Closing Date, at the reasonable request of Sellers, Purchaser shall (at Sellers’ sole cost and expense) provide to Sellers such information as is readily available to Purchaser to assist Sellers in determining, and prepare and mail invoices to Obligors under any Owned Car Lease Contract or LILO Sublease Contract with respect to the collection from such Obligors of, amounts due under such contracts in respect of Mileage Equalization Charges that are Excluded Liabilities (in each case covering such amounts as are owed with respect thereto as reasonably determined by MILPI and communicated to Purchaser in writing). In addition, Purchaser shall (at Sellers’ sole cost and expense) take such other action as may be reasonably requested by Sellers to assist in the collection from such Obligors of any such amounts as are owed in respect of Mileage Equalization Charges that are Excluded Liabilities and are owed or owing under such Owned Car Lease Contract or LILO Sublease Contract; provided, that (i) Purchaser shall not be required to commence or prosecute any arbitration, litigation or other legal action or proceeding against any such Obligors and (ii) Purchaser shall have no liability to Sellers for any action taken by Purchaser pursuant to this Section 5.18 or any failure to take such action; provided further, that nothing in the foregoing clause (ii) shall relieve Purchaser of its obligation to prepare and mail at least one (1) invoice to each such Obligor in accordance with the first sentence of this Section 5.18. At Purchaser’s request, Sellers shall provide Purchaser any information reasonably requested in connection with the preparation and mailing of invoices by Purchaser pursuant to this Section 5.18. Any and all amounts remitted to Purchaser in respect of such invoices shall be received by Purchaser as agent, in trust for and on behalf of Sellers, and Purchaser shall pay all of such amounts over to the Sellers in accordance with Section 5.9 hereof. Purchaser acknowledges and agrees that any and all amounts remitted to Purchaser in respect of such invoices are Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary (A) Sellers may at any time, upon notice to Purchaser, contact any Obligor directly for the purpose of collecting any amounts owed in respect of Mileage Equalization Charges that are Excluded Liabilities, (B) Sellers shall promptly notify Purchaser in the event any Seller shall commence any arbitration, litigation or other action or proceeding against any Obligor for any such amounts, and (C) in the event that any arbitration, litigation or other action or proceeding shall be commenced in connection with any such Mileage Equalization Charges that are Excluded Liabilities or any obligations in respect thereof, the Purchaser Indemnified Parties shall be indemnified by Sellers, pursuant to Article IX hereof, from and against any and all Damages suffered or incurred by any of them resulting from, arising out of or relating to any such arbitration, litigation or other action or proceeding, in each case without regard to the limitations set forth in the first sentence of Section 9.5(b) hereof (which shall not apply to such claims). Sellers shall be responsible for and shall pay when due all Mileage Equalization Charges that are Excluded Liabilities.

    Maintenance Expenses

    . Schedule 5.19 hereto sets forth Sellers’ good faith estimate of unpaid Maintenance Expenses for maintenance, improvements, alterations and running repairs authorized by Sellers on or prior to the date hereof, in each case where such Maintenance Expenses in respect of any Owned Car are reasonably expected by Sellers to exceed $2,000.00 in the aggregate. Between the date of this Agreement and the Closing, Sellers shall provide Purchaser with updates to Schedule 5.19 if and when Sellers authorize (in accordance with Section 5.5(f) hereof) maintenance, improvements, alterations or running repairs that are reasonably expected by Sellers to result in Maintenance Expenses in respect of any Owned Car in excess of $2,000.00 in the aggregate. As a condition to Closing, Sellers shall deliver a final update to Schedule 5.19 dated as of the Closing Date.

    IP-20 Rail Cars

    . Purchaser acknowledges that, as of the date hereof, Sellers have entered into discussions with a third party regarding a possible sale of certain Rail Cars managed pursuant to the Management Contracts commonly known as the RMI Covered Hopper Railcar Management Program 79-1 Management Agreements, or "IP-20 Management Contracts" (the "IP-20 Rail Cars"). Sellers agree that, in the event that any sale agreement with respect to the IP-20 Rail Cars (any such agreement, the "IP-20 Sale Agreement") is entered into prior to the Closing Date, Sellers shall use their reasonable best efforts to schedule the closing of the transactions contemplated by such IP-20 Sale Agreement for a date after the Closing Date. Sellers further agree that any fees, commissions or other amounts due and payable to Sellers under any such IP-20 Sale Agreement or otherwise in connection with the sale of the IP-20 Rail Cars shall be for the account of, and paid to, Purchaser either (i) if the closing of the transactions contemplated by such IP-20 Sale Agreement shall occur prior to the Closing Date, as a reduction to Purchaser Price pursuant to clause (v) of Section 2.2(a) hereof, or (ii) if the closing of the transactions contemplated by such IP-20 Sale Agreement shall occur on or after the Closing Date, in accordance with Section 5.9(a) hereof (it being understood and agreed that any such fees, commissions or other amounts shall be deemed to be "paid in respect of Purchased Assets" for purpose of Section 5.9(a) hereof).

    Payments by Sellers

    . Sellers shall (a) except for Maintenance Expenses, Freight Charges or Mileage Equalization Charges that are being contested in good faith and for which adequate reserves have been provided, pay and discharge when due all Maintenance Expenses, Freight Charges and Mileage Equalization Charges that are Excluded Liabilities, and (b) upon reasonable request by Purchaser from time to time, provide to Purchaser evidence of such payments reasonably satisfactory to Purchaser.

    Customer Information

    . On or prior to the Closing Date, Sellers shall deliver to Purchaser a schedule setting forth, to the extent such information is reasonably available to Sellers, the names and phone numbers of appropriate contact persons for each party (other than Sellers or their Affiliates) to the Assigned Contracts.

    Calgary Lease

    . To the extent not assigned to Purchaser or any of its Affiliates on the Closing Date, Sellers agree to use commercially reasonable efforts to assign, or cause to be assigned, the real property lease for the office suite located at 700 4th Avenue, Suite 1070, Calgary, Alberta T2P 3J4, Canada (the "Calgary Lease"), from PLM Railcar Management Services Canada Limited, a company incorporated in Alberta, Canada ("PLM Railcar"), as lessee, to Purchaser or any of its Affiliates (as designated by Purchaser) pursuant to an assignment in form and substance satisfactory to Purchaser. From and after the date of assignment of the Calgary Lease to Purchaser or any of its Affiliates, Purchaser agrees that all liabilities or obligations of PLM Railcar with respect to, arising out of, or relating to the Calgary Lease shall be Assumed Liabilities hereunder, and Purchaser shall indemnify and hold PLM Railcar and Sellers harmless against any and all such liabilities and obligations. Nothing in this Section 5.23 shall be deemed to require Sellers to assign, or cause to be assigned, the Calgary Lease to Purchaser or any of its Affiliates, and Sellers shall have no liability to Purchaser or any its Affiliates, and no Purchaser Indemnified Party shall have suffered any Damages, in the event that the Calgary Lease is terminated prior to any assignment or is not assigned to Purchaser or any of its Affiliates. Further, nothing in this Section 5.23 shall be deemed to require Sellers to pay or provide any security deposits or other economic incentives to the landlord under the Calgary Lease to effect any assignment of such lease to Purchaser or any of its Affiliates.

    Earned Mileage

  . Anything contained herein or in any assumption agreement, bill of sale or other agreement executed in connection herewith to the contrary notwithstanding, (a) Purchaser shall be entitled to collect and receive all amounts paid or payable on or after the Closing Date (or prior to the Closing Date to the extent that the amounts have not been paid to or credited to the relevant Obligor or lessee for periods prior to the Closing Date) for mileage earned on any Owned Cars, LILO Cars or Managed Cars, including any such amounts attributable to periods prior to the Closing Date (and if any such amounts are or have been paid to or received by Sellers, Sellers shall promptly pay the amount thereof to Purchaser), and (b) Purchaser shall be responsible for any amounts owed to Obligors or other lessees, by credit or otherwise, in respect of any such amounts paid to Purchaser, including any such amounts owed to Obligors or other lessees attributable to periods prior to the Closing Date.

  CONDITIONS TO CLOSING;
  ABANDONMENT OF THE TRANSACTION

    Conditions to Purchaser’s Obligations to Close

    . The obligations of Purchaser to purchase the Purchased Assets and to otherwise consummate the Closing shall be subject to the satisfaction (or waiver by Purchaser) of the following conditions:

      The representations and warranties of Sellers contained herein shall be true and correct in all respects at the Closing (without giving effect to any materiality, Sellers’ Knowledge or Material Adverse Effect qualifications or exceptions contained in such representations and warranties), in each case with the same effect as though made at and as of such time (other than representations and warranties that are made as of a specific date, which need be true and correct as of such date), except where the failure to be true and correct has not had, and is not likely to have, a Material Adverse Effect.

      Sellers shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Sellers at or prior to the Closing (except to the extent waived hereunder by Purchaser).

      Sellers shall have delivered to Purchaser a certificate, dated as of the Closing Date, executed by an officer or manager of each Seller to the effect that the conditions set forth in Sections 6.1(a) and 6.1(b) of this Agreement have been fulfilled.

      (i) On the Closing Date, there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a Governmental Entity of competent jurisdiction directing that the transactions provided for herein or any portion thereof not be consummated as provided herein, (ii) no action or proceeding shall have been instituted and, at what would otherwise have been the Closing Date, remain pending before a Governmental Entity, to restrain, prohibit or otherwise challenge the sale of the Purchased Assets to Purchaser and (iii) no Governmental Entity shall have notified either party to this Agreement that the consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or any State thereof or the laws of the jurisdiction to which such Governmental Entity is subject and that it intends to commence proceedings to restrain the consummation of such transactions unless such Governmental Entity shall have withdrawn such notice prior to what would otherwise have been the Closing Date.

      All Authorizations, consents and approvals referred to in Section 4.4 hereof (without giving effect to any qualifications for materiality with regard to Authorizations, consents or approvals from any Governmental Entity), shall have been obtained and all Authorizations required for the valid consummation by Sellers and Purchaser of the transactions contemplated by this Agreement, including, without limitation, the expiration or early termination of any applicable waiting period under the HSR Act (if applicable) and similar legislation in other jurisdictions, shall have been obtained.

      Sellers shall have delivered duly authorized resolutions of each Seller’s board of directors or managers (or other appropriate approvals) approving the execution and delivery of this Agreement and the documents, instrument or agreements to be executed and delivered by Sellers pursuant hereto and thereto and the consummation by Sellers of transactions contemplated herein and therein.

      Sellers shall have executed and delivered to Purchaser and any of its assignees (to the extent permitted by Section 10.5 hereof and identified by Purchaser no later than the day immediately preceding the Closing Date), one or more bills of sale, each in substantially the form attached hereto as Exhibit A, evidencing the transfer of the Purchased Assets to Purchaser or any such assignee, as the case may be.

      MILPI shall have executed and delivered to the other party thereto the Transition Services Agreement in substantially the form attached hereto as Exhibit C.

      Sellers shall have complied with Section 5.15 hereof.

      Sellers shall have delivered the Closing Date Data Tape to the Purchaser.

      Sellers shall have delivered to Purchaser (i) a schedule, dated as of the close of business on the day immediately preceding the Closing Date, setting forth (A) each LILO Sublease Contract, Owned Car Lease Contract and other Assigned Contract for which Sellers have received an Advance Payment, (B) the name of the Person making such Advance Payment, (C) the amount of such Advance Payment and (D) the aggregate amount of all Advance Payments as of the Closing Date, and (ii) a schedule setting forth the amount (and manner of calculation) of the other components of the Purchase Price as described in clauses (ii), (iii), (iv), (v) and (vi) of Section 2.2(a) hereof.

      Purchaser shall have received all necessary consents, in form and substance reasonably satisfactory to Purchaser, with respect to the assignment to Purchaser at Closing of the Assigned Contracts set forth on Schedule 6.1(l) hereto.

      Each of Sellers shall have delivered to Purchaser a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations promulgated under the Code.

      Sellers shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser of the release of all Encumbrances (other than Permitted Encumbrances) affecting the Purchased Assets.

    Conditions to Sellers’ Obligations to Close

    . The obligations of Sellers to sell the Purchased Assets and to otherwise consummate the Closing shall be subject to the satisfaction (or waiver by Sellers) of the following conditions:

      The representations and warranties of Purchaser contained herein shall be true and correct in all respects at the Closing (without giving effect to any materiality, knowledge or Material Adverse Effect qualifications or exceptions contained in such representations and warranties), in each case with the same effect as though made at and as of such time (other than representations and warranties that are made as of a specific date, which need be true and correct as of such date), except where the failure to be true and correct has not had, and is not likely to have, a Material Adverse Effect.

      Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing (except to the extent waived hereunder in writing by Sellers).

      Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date, executed by an officer of Purchaser to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) of this Agreement have been fulfilled.

      (i) On the Closing Date, there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a Governmental Entity of competent jurisdiction directing that the transactions provided for herein or any portion thereof not be consummated as provided herein, (ii) no action or proceeding shall have been instituted and, at what would otherwise have been the Closing Date, remain pending before a Governmental Entity, to restrain, prohibit or otherwise challenge the sale of the Purchased Assets to Purchaser and (iii) no Governmental Entity shall have notified either party to this Agreement that the consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or any State thereof or the laws of the jurisdiction to which such Governmental Entity is subject and that it intends to commence proceedings to restrain the consummation of such transactions unless such Governmental Entity shall have withdrawn such notice prior to what would otherwise have been the Closing Date.

      All Authorizations, consents and approvals referred to in Section 3.4 hereof (without giving effect to any qualifications for materiality with regard to Authorizations, consents or approvals from any Governmental Entity), shall have been obtained and all Authorizations required for the valid consummation by Sellers and Purchaser of the transactions contemplated by this Agreement, including, without limitation, the expiration or early termination of any applicable waiting period under the HSR Act (if applicable) and similar legislation in other jurisdictions, shall have been obtained.

      Purchaser shall have executed and delivered to the Sellers an assumption agreement in substantially the form attached hereto as Exhibit B evidencing the assumption of the Assumed Liabilities by Purchaser.

      Purchaser shall have executed and delivered to the other party thereto the Transition Services Agreement in substantially the form attached hereto as Exhibit C.

  TERMINATION

    Termination

    . This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to any Closing:

      by mutual consent of each of Sellers and Purchaser;

      by either Sellers or Purchaser, if a Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

      by either Sellers or Purchaser, if the Closing shall not have occurred on or before August 31, 2005; provided that the terminating party is not in breach of this Agreement; or

      by the Sellers, if Sellers determine, in good faith and after consulting with their independent financial advisors and legal counsel, that termination of this Agreement pursuant to this Section 7.1(d) and accepting a Superior Proposal is necessary to comply with their fiduciary duties under applicable law.

    Procedure and Effect of Termination

    . In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party to this Agreement and this Agreement shall terminate (subject to the provisions of this Section 7.2) and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in this Section 7.2, no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) as provided in this Section 7.2, (ii) that the provisions of Sections 5.1(b), 10.3, 10.10, and 10.12 hereof shall remain in full force and effect and (iii) that such termination shall not release any party hereto from any liability for a material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

    Termination Fee

  . Sellers agree that, if Sellers shall terminate this Agreement pursuant to Section 7.1(d) hereof, Sellers shall pay Purchaser a termination fee equal to $4,000,000.00, such amount to be payable by wire transfer in immediately available funds no later than one Business day following the date of such termination. Notwithstanding anything to the contrary in this Agreement, Purchaser expressly acknowledges and agrees that, with respect to any termination of this Agreement for which a termination fee is payable in accordance with this Section 7.3, the payment and acceptance of such termination fee shall constitute liquidated damages with respect to any claim for Damages or any other claim that Purchaser would otherwise be entitled to assert against Sellers and their Affiliates, and their respective directors, managers, members, officers, employees and agents, with respect to this Agreement and the transactions contemplated herein and shall constitute the sole and exclusive remedy available to Purchaser hereunder or otherwise at law or in equity.

  NO COMPETITION; PUBLIC ANNOUNCEMENTS; NO SOLICITATION

    No Competition

    . For a period of three (3) years following the Closing Date (the "Restricted Period"), Sellers shall not, within the United States, directly or indirectly, in any capacity, render services, engage or have a financial interest in, any business that shall be engaged in a Competitive Business. If any Governmental Entity determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or geography, such Governmental Entity is hereby requested and authorized by the parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable law. Each party hereto acknowledges, however, that this Article VIII has been negotiated by the parties and that the time and geographical limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Purchased Assets. For purposes of this Agreement, the term "Competitive Business" shall mean any business involved in owning or leasing Rail Cars or providing management or similar services in connection therewith; provided, however, that in no event shall the term Competitive Business be deemed to include: (i) the acquisition, directly or indirectly through Affiliates, of publicly traded securities issued by any Person involved in the business of owning or leasing Rail Cars or providing management or similar services in connection therewith if the acquisition is made for investment purposes only and not to influence or effect a change in control of such Person; or (ii) the acquisition, directly or indirectly through Affiliates, of Rail Cars if the acquisition is made for investment purposes only and not with a view toward actively managing or leasing the Rail Cars on behalf of Sellers, their Affiliates or any third party.

    Public Announcements

    . Purchaser and Sellers will consult with each other before issuing any press release or otherwise making any written public statement or making any presentations with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement or such presentation prior to such consultation and the reasonable approval of such press release, public statement or presentation by the other party, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system.

    No Solicitation

    .

      From and after the date of this Agreement until the Closing Date or the earlier termination of this Agreement, Sellers shall not initiate, solicit or negotiate or provide any information to facilitate, and Sellers and their Affiliates shall cause their respective directors, managers, members, officers, employees, and agents not to initiate, solicit or negotiate or provide any information to facilitate, any proposal or offer to acquire all or any substantial part of the Purchased Assets or the Business, whether by merger, purchase of assets, tender offer or other transaction, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

      Notwithstanding the provisions of Section 8.3(a) hereof, Sellers may, in response to an unsolicited bona fide non-binding written offer or proposal with respect to an Acquisition Transaction (an "Acquisition Proposal") from a Person or group of Persons (a "Potential Acquirer") that Sellers determine, in good faith and after consultation with their independent financial advisors and legal counsel, would likely lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquirer. For purposes of this Agreement, "Superior Proposal" means an Acquisition Transaction that Sellers determine, taking into account all legal, financial, regulatory and other aspects of the proposal, in good faith and after consultation with their independent financial advisors and legal counsel, is (i) reasonably likely to be consummated and (ii) would, if consummated, be more favorable to the respective stockholders, members or partners of Sellers than the transactions contemplated by this Agreement.

      Sellers shall notify Purchaser promptly, but in any event no more than twenty-four hours, after receipt by Sellers (or its advisors) of any Acquisition Proposal, any request for non-public information in connection with an Acquisition Proposal or for access to the Purchased Assets or Books and Records by any Potential Acquirer that informs Sellers that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail the identity of the Potential Acquirer and the material terms and conditions of such Acquisition Proposal, inquiry or contact. Sellers shall continue to keep Purchaser reasonably informed of all material developments with respect to the status of any such Acquisition Proposal.

  INDEMNIFICATION AND RELATED MATTERS

    Indemnification by Sellers

    . Subject to the terms of Section 9.5(b) hereof, Sellers shall, severally but not (except as to MILPI as provided in Section 9.5(c) hereof) jointly, indemnify and hold harmless Purchaser and its Affiliates, and their respective directors, managers, members, officers, employees and agents (collectively, the "Purchaser Indemnified Parties"), from and against and in respect of any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to (i) any breach of any representation or warranty made by Sellers in this Agreement; (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Sellers contained in this Agreement; or (iii) any breach of a representation or warranty included in any certificate, schedule or other agreement, instrument or document, in each case delivered by Sellers to Purchaser pursuant to the terms of this Agreement (collectively, the "Sellers Related Documents"). For purposes of this Section 9.1, a breach of a representation or warranty contained in Article III hereof or any certificate delivered by Sellers hereunder concerning such representations and warranties of Sellers shall be deemed to exist if the representation or warranty is, or would have been, inaccurate had the representation or warranty not contained any limitation or qualification as to materiality, Material Adverse Effect or Sellers’ Knowledge.

    Additional Indemnification by Sellers

    . Subject to the terms of Section 9.5(b) hereof, Sellers shall, severally but not (except as to MILPI as provided in Section 9.5(c) hereof) jointly, indemnify and hold harmless all Purchaser Indemnified Parties from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to:

      any of the Excluded Assets or the ownership, operation, servicing, lease or use thereof, or any action taken with respect thereto, by Sellers or any other Person; or

      the Excluded Liabilities (including, without limitation, any such liabilities arising by operation of law, statute, common law or otherwise or under successor liability or similar theories that would impose liability on Purchaser as a result of its purchase of the Purchased Assets pursuant hereto).

    Indemnification by Purchaser

    . Purchaser shall indemnify and hold harmless Sellers and their Affiliates, and their respective directors, managers, members, officers, employees and agents (collectively, "Sellers Indemnified Parties") from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to (i) any breach of any representation or warranty made by Purchaser in this Agreement; (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Purchaser contained in this Agreement; or (iii) any breach of a representation or warranty included in any certificate, schedule or other agreement, instrument or document, in each case delivered or to be delivered by Purchaser to the Sellers pursuant to the terms of this Agreement (collectively, the "Purchaser Related Documents"). For purposes of this Section 9.3, a breach of a representation or warranty contained in Article IV hereof or any certificate delivered by Purchaser hereunder concerning such representations and warranties of Purchaser shall be deemed to exist if the representation or warranty is, or would have been, inaccurate had the representation or warranty not contained any limitation or qualification as to materiality, knowledge or Material Adverse Effect.

    Additional Indemnification by Purchaser

    . Purchaser shall indemnify and hold harmless all Sellers Indemnified Parties from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to:

      the Purchased Assets or the ownership, operation, servicing, lease or use thereof, or any action taken with respect thereto, by Purchaser or any other person, in each case to the extent occurring or attributable to the period following the Closing Date; or

      the Assumed Liabilities.

    Sole and Exclusive Remedy; Limitations

    .

      Except as provided in Sections 2.3 and 2.4 hereof and notwithstanding anything contained in this Agreement to the contrary, the indemnification provided for in this Article IX shall be the sole and exclusive remedy for any and all claims for Damages resulting from, arising out of, based on or relating to this Agreement or any of the transactions contemplated hereby, including any breach of any representation or warranty or any failure to perform any covenant, agreement or undertaking under this Agreement or any of the certificates, schedules or other agreements, instruments or documents executed and delivered in connection herewith.

      No amount of Damages shall be payable to the Purchaser Indemnified Parties pursuant to Section 9.1(i) or Section 9.1(iii) hereof unless the aggregate amount of all Damages suffered or incurred by the Purchaser Indemnified Parties exceeds $1,000,000.00 (the "Threshold Amount"); provided, however that if the aggregate amount of all Damages suffered or incurred by the Purchaser Indemnified Parties exceeds the Threshold Amount, the Purchaser Indemnified Parties shall be entitled to be indemnified for all Damages to the extent, and only to the extent, the aggregate amount thereof exceeds $250,000.00. The maximum aggregate amount of Damages for which indemnity may be recovered from any individual Seller, other than MILPI, shall be equal to the cash amount of Purchase Price received by such Seller in connection with the consummation of the transactions contemplated hereby. Further, in no event shall Sellers be liable for Damages suffered or incurred by Purchaser Indemnified Parties to the extent that the aggregate amount of all Damages indemnifiable hereunder exceeds the sum of the Purchase Price. Notwithstanding anything herein to the contrary, the limitations in the first sentence of this Section 9.5(b) shall not apply to (i) any breach of or inaccuracy in the representations and warranties of Sellers contained in Sections 3.5 or 3.6 or the first sentence of Section 3.10(a) or any certificate delivered by Sellers hereunder concerning such representations and warranties of Sellers, (ii) any indemnification by Sellers with respect to Taxes that are included in the defined term "Excluded Liabilities" or (iii) any liability of Sellers that may arise pursuant to the proviso in the second sentence of Section 2.4(b) hereof.

      Notwithstanding Section 9.1 or Section 9.2 hereof but subject to the limitations in Sections 9.5(a) and 9.5(b), in the event that any Purchaser Indemnified Party has a right to indemnification under this Article IX, MILPI shall be fully liable, jointly and severally with any other Seller or Sellers who may be liable for such amount hereunder, for the payment of Damages to such Purchaser Indemnified Party. Without limitation on the foregoing, (i) the amount of Damages for which indemnity may be recovered against MILPI hereunder, if any, shall not be limited except by the aggregate amount of the Purchase Price paid to all Sellers as provided in the third sentence of Section 9.5(b) hereof, (ii) MILPI’s indemnity hereunder, if any, shall be independent of the indemnity of any other Seller, and (iii) MILPI agrees that any indemnity by it hereunder shall not be affected or limited by, and waives any defense to its obligations in respect of such indemnity by reason of (A) any lack of validity or enforceability of the indemnity of any other Seller, (B) any modification or release of any obligations of any other Seller, (C) any delay or failure on the part of any Purchaser Indemnified Party to commence or pursue any remedy against any other Seller or to take any other action or to join any other Seller in any action against MILPI, or (D) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any other Seller.

    Indemnification Procedure

    . For the purposes of administering the indemnification provisions of this Article IX, the following procedures shall apply from and after the Closing Date:

      An indemnified party shall notify the Indemnitor of any Indemnification Event arising from an action or proceeding by a third party against such Indemnitor in writing within 15 days following the receipt by any officer, director, manager or member of the indemnified party of notice of the commencement of such action or proceeding or within 30 days of the assertion of any claim against such indemnified party giving rise to indemnity pursuant to this Article IX (any 15 or 30-day notification requirement shall begin to run, in the case of a claim which is amended so as to give rise to an amended Indemnification Event, from the first day such claim is amended to include any claim which is an Indemnification Event hereunder). Such notice shall describe in reasonable detail the basis of such Indemnification Event. Notwithstanding anything to the contrary, the failure to give notice in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor’s ability to defend against the event with respect to which indemnification is sought is adversely affected by the failure of the indemnified party to give notice in a timely fashion.

      The Indemnitor shall be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding, or to participate in any negotiations or proceedings to settle or otherwise eliminate any claim, if it shall provide the indemnified parties a written acknowledgement of its liability for the indemnity against Damages relating to such claim and, if any Seller is the Indemnitor, such Seller shall have provided a security deposit reasonably acceptable to the indemnified party for any such Damages that may be imposed in connection therewith but in no event shall such security deposit exceed $1,000,000.00. If the Indemnitor assumes any such defense or settlement or any such negotiations, it shall pursue such defense, settlement or negotiations in good faith. If the Indemnitor fails to elect in writing within 30 days of the notification referred to above to assume the defense (or, if applicable, fails to provide the security deposit required as a condition to such assumption), the indemnified party may engage counsel to defend, settle or otherwise dispose of such action or proceeding, which counsel shall be reasonably satisfactory to the Indemnitor; provided, however, that the indemnified party shall not settle or compromise any such action, proceeding or claim without the prior written consent or agreement of the Indemnitor (which consent shall not be unreasonably withheld or delayed).

      In cases where the Indemnitor has assumed the defense or settlement with respect to an Indemnification Event, the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing; provided, however, that: (A) the indemnified party (and its counsel) shall be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought; (B) the Indemnitor shall not be entitled to settle or compromise any such action, proceeding or claim without the consent or agreement of the indemnified party (which consent will not be unreasonably withheld or delayed); provided, that if and only if the settlement or compromise provides an unconditional release of the indemnified party without any ongoing performance by, restriction on, or adverse admission of, and at no cost or expense to, the indemnified party, the Indemnitor shall be entitled to enter into such settlement or compromise without the consent or agreement of the indemnified party; and (C) after written notice by the Indemnitor to the indemnified party (as provided above) of its election to assume control of the defense of any claim (and, if applicable, the provision of the security deposit required as a condition to such assumption), the Indemnitor shall not be liable to such indemnified party hereunder for any attorneys’ fees and disbursements subsequently incurred by such indemnified party in connection therewith (except as provided below).

      Any claim for indemnification hereunder that does not arise out of a third-party claim shall be asserted by the indemnified party by delivering written notice thereof to the Indemnitor promptly after the indemnified party becomes aware of the basis for such claim. Such written notice shall contain (i) a reasonably detailed description of the facts and circumstances giving rise to such claim for indemnification, (ii) the basis for such claim for indemnification pursuant to this Article IX and (iii) the amount and the type and nature of Damages suffered or incurred by such indemnified party. If the Indemnitor does not object to such written notice within 60 days after actual receipt of such written notice, Indemnitor shall have no further right to contest the validity of such indemnification claim and shall, following the expiration of such 60 day period, promptly pay the indemnified party the amount of Damages to which the indemnified party is entitled pursuant to this Article IX not to exceed the amount set forth in such written notice. At Indemnitor’s request, the indemnified party shall provide Indemnitor any information reasonably requested by Indemnitor with respect to any claim for indemnification pursuant to this Section 9.6(d) and shall further provide Indemnitor and its counsel with access at all reasonable times during regular business hours and upon reasonable notice to personnel and the books and records of such indemnified party for such purpose.

    Survival of Representations and Warranties

    . The representations and warranties made by either Purchaser or Sellers hereunder shall survive the Closing and the consummation of the transactions contemplated hereby, and shall remain in full force and effect until the first anniversary of the Closing Date; provided, however that notwithstanding the foregoing, the representations and warranties contained in Section 3.6 hereof shall survive until the expiration of all applicable statutes of limitation with respect thereto.

    Tax Treatment

  . Any payments under this Article IX or under any other indemnity provision of this Agreement shall be treated by the parties hereto for federal, state and local income tax purposes (whether foreign or domestic) as a non-taxable reimbursement or purchase price adjustment, except to the extent that a contrary treatment is required by applicable law, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

  MISCELLANEOUS

    Amendments

    . This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

    Integrated Contract

    . This Agreement and the exhibits and schedules hereto, and any written amendments to this Agreement satisfying the requirements of Section 10.1 hereof (i) constitute the entire agreement among Purchaser and Sellers with respect to the subject matter hereof or thereof, and (ii) supersede and replace all correspondence, understandings and communications between the parties hereto with respect to the transactions contemplated by this Agreement.

    Governing Law

    . This Agreement and the legal relations between the parties hereto arising thereunder shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to its conflicts of law principles.

    Notices

    . Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, by overnight courier service, or by telecopy or other written form of electronic communication:

if to Purchaser, to:	CIT Group Inc.
10 South LaSalle Street
Chicago, Illinois 60603
Facsimile:312.223.9979
Attention: Mel Kusta

with copies to:	Richard D’Annunzio
CIT Group Inc.
1211 Avenue of the Americas
New York, New York 10036
Facsimile: 212.536.1388

James P. Shanahan
Senior Vice President and Associate General Counsel
CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039-5795
Facsimile:973.740.5595

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile: 212.848.7179
Attention: Ronald M.Bayer

and if to Sellers, to:	MILPI Holdings, LLC
c/o Equis Financial Group
200 Nyala Farm Road
Westport, Connecticut 06880
Facsimile: 203.341.9988
Attention: James A. Coyne

with a copy to:	Shefsky & Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, Illinois 60601
Facsimile: 312.527.5921
Attention: Michal J. Choate

    or to such other address as shall be furnished in writing by Purchaser or Sellers, as the case may be, to the other, and any such notice or communication shall be deemed to have been given as of the date so mailed, dispatched or transmitted (except that a notice of change of address shall not be deemed to have been given until received by the addressees).

    No Assignment

    . Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of Sellers (whether by operation of law or otherwise) without the prior written consent (which consent shall not be unreasonably withheld or delayed) of Purchaser. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Purchaser (whether by operation of law or otherwise) without the prior written consent (which consent shall not be unreasonably withheld or delayed) of each of Sellers. Notwithstanding the foregoing, no consent shall be required for Purchaser to assign or delegate, and Purchaser shall have the absolute right to assign or delegate, any or all of its rights or obligations under this Agreement to one or more Affiliates of Purchaser; provided that no such assignment or delegation shall relieve or discharge Purchaser of any of its obligations under this Agreement.

    Headings

    . The descriptive headings of the several articles and sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    Counterparts

    . This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party hereto and delivered to the other parties hereto. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

    Severability

    . If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

    Binding Effect

    . This Agreement and the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    Waiver of Jury Trial

    . EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

    No Third-Party Beneficiary

    . This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    Expenses

    . Except as otherwise expressly provided in this Agreement, Purchaser and Sellers will each be responsible for the payment of their own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of their respective obligations pursuant to this Agreement.

    Currency

. All of the dollar amounts mentioned in this Agreement or in the schedules or exhibits annexed hereto shall be in United States funds.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers or representatives thereunto duly authorized, as of the date first above written.

PURCHASER:
CIT GROUP INC.

By:
Name:
Title:

[The remainder of this page intentionally blank]

SELLERS:

MILPI HOLDINGS, LLC

By:
Name:
Title

RAIL INVESTORS I LLC

By:
Name:
Title:

RAIL INVESTORS II LLC

By:
Name:
Title:

TRANSPORTATION EQUIPMENT-PLM, LLC

By:
Name:
Title:

PLM INVESTMENT MANAGEMENT, INC.

By:
Name:
Title:

PLM TRANSPORTATION EQUIPMENT CORPORATION

By:
Name:
Title:

PLM EQUIPMENT GROWTH FUND V

By:
Name:
Title:

PLM EQUIPMENT GROWTH FUND VI

By:
Name:
Title:

PLM EQUIPMENT GROWTH FUND VII

By:
Name:
Title:

PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, LLC

By:
Name:
Title:

PLM EQUIPMENT GROWTH FUND CANADA LIMITED

By:
Name:
Title:

PLM INVESTMENT FUND LLC

By:
Name:
Title:

PLM RAIL PARTNERS, LLC

By:
Name:
Title:

PLM RAIL V, LLC

By:
Name:
Title:

ACQUISUB, LLC

By:
Name:
Title:

968141_6